EXHIBIT 4.1
EXECUTION COPY

CREDIT AGREEMENT
dated as of
June 16, 2006
among
LIBBEY GLASS INC.
and
LIBBEY EUROPE B.V.,
each as a Borrower,
LIBBEY INC., as a Loan Guarantor,
The Other Loan Parties Party Hereto,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent with respect to the US Loans
J.P. MORGAN EUROPE LIMITED,
as Administrative Agent with respect to the Netherlands Loans

LASALLE BANK MIDWEST NATIONAL ASSOCIATION,
as Syndication Agent

WELLS FARGO FOOTHILL, LLC
FIFTH THIRD BANK
as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

CHASE BUSINESS CREDIT

i

SCHEDULES:
Commitment Schedule
Schedule 3.05 — Properties
Schedule 3.06 — Disclosed Matters
Schedule 3.14 — Insurance
Schedule 3.15 — Capitalization and Subsidiaries
Schedule 5.17 — Post-Closing Matters
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.10 — Existing Restrictions
EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — [Reserved]
Exhibit C — Form of US Borrowing Base Certificate
Exhibit D — Form of Netherlands Borrowing Base Certificate
Exhibit E — Form of Increasing Lender Supplement
Exhibit F — Form of New Lender Supplement
Exhibit G — Form of Compliance Certificate
Exhibit H — Form of Joinder Agreement
Exhibit I — Form of Aggregate Borrowing Base Certificate
Exhibit J — Form of US Mortgage
Exhibit K — Form of Netherlands Mortgage
Exhibit L — Form of Borrowing Notice
Exhibit M — Form of Affidavit of Payment of Mortgage Recording Taxes

          CREDIT AGREEMENT dated as of June 16, 2006 (as it may be amended or modified from time to time, this “Agreement”), among LIBBEY GLASS INC. and LIBBEY EUROPE B.V., as Borrowers, LIBBEY INC., as a Loan Guarantor, the other Loan Parties party thereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, LASALLE BANK MIDWEST NATIONAL ASSOCIATION, as Syndication Agent, and WELLS FARGO FOOTHILL, LLC AND FIFTH THIRD BANK, as Co-Documentation Agents.
          The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Account” has the meaning assigned to such term in the US Security Agreement and, with respect to the Netherlands Loan Parties, “Receivables” as defined in the Deed of Disclosed Pledges of Receivables and Deed of Undisclosed Pledges of Receivables.
          “Account Debtor” means any Person obligated on an Account.
          “Acquisition” means the acquisition by Holdings through its Subsidiaries of the remaining 51% of the capital stock of Vitrocrisa Holdings, S. de R.L. de C.V. and related companies that is not yet owned by Holdings as well as certain assets associated with such related companies from Vitro, S.A. de C.V. and one of its Affiliates pursuant to the Acquisition Agreement.
          “Acquisition Agreement” means the Purchase Agreement dated as of April 2, 2006, and as amended on May 31, 2006 and June 16, 2006, in each case, among Crisa Libbey S.A. de C.V., Vitrocrisa Holding, S. de R.L. de C.V., Vitrocrisa S. de R.L. de C.V., Vitrocrisa Comercial, S. de R.L. de C.V., Crisa Industrial, L.L.C., Libbey Mexico, S. de R.L. de C.V., the Netherlands Borrower, LGA3 Corporation, Vitro, S.A. de C.V. and one of its affiliates.
          “Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means, in the case of the US Borrower and the US Loans, JPMorgan Chase Bank, N.A., and in the case of the Netherlands Borrower and the Netherlands Loans, J.P. Morgan Europe Limited, each in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Aggregate Availability” means, with respect to all the Borrowers, at any time, an amount equal to the sum of (a) the US Borrower’s Availability and (b) the Netherlands Borrower’s Availability.
          “Aggregate Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit I or another form which is acceptable to the Administrative Agent in its sole discretion.
          “Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
          “Agreement Currency” has the meaning set forth in Section 9.18(b).
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” means, with respect to any Lender, at any time, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment then in effect and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time), (b) with respect to Revolving Loans made to the Netherlands Borrower pursuant to the Revolving Netherlands Sublimit, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Netherlands Sublimit then in effect and the denominator of which is the aggregate Revolving Netherlands Sublimit of all Revolving Lenders (if the Revolving Netherlands Sublimit has terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Netherlands Exposures at that time) and (c) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments.
          “Applicable Rate” means, for any day, with respect to any ABR or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Aggregate Availability as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of an Aggregate Borrowing Base Certificate and a Borrowing Base Certificates for each Borrower for the sixth full calendar month ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Aggregate	Eurocurrency	ABR	Commitment
Availability	Spread	Spread	Fee Rate
Category 1 ≥ $100,000,000	1.50%	0%	0.25%
Category 2 < $100,000,000 but ≥ $50,000,000	1.75%	0%	0.25%
Category 3 < $50,000,000	2.00%	0.25%	0.25%

          For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter based upon the most recent Aggregate Borrowing Base Certificate and Borrowing Base Certificates delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Aggregate Availability shall be effective during the period commencing on and including the Reset Date immediately succeeding the end of the last month of such fiscal quarter for which the Aggregate Borrowing Base Certificate and Borrowing Base Certificates received indicate such change and ending on the date immediately preceding the effective date of the next such change, provided that the Aggregate Availability shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders (a) if the Borrowers fail to deliver the Aggregate Borrowing Base Certificate and Borrowing Base Certificates required to be delivered pursuant to Section 5.01 and (b) such failure shall have continued unremedied for three (3) consecutive days following notice of such actual failure from the Administrative Agent (provided, that no such notice shall be required during the existence of an Event of Default of the type described in paragraphs (h) or (i) in Article VIII), and shall continue to be so deemed in Category 3 during the period from the Reset Date immediately succeeding the end of such fiscal quarter for which such Aggregate Borrowing Base Certificate and Borrowing Base Certificates were required to be delivered until the later of (x) five days after and (y) the Reset Date immediately succeeding, in each case, the date on which such Aggregate Borrowing Base Certificate and Borrowing Base Certificates have been delivered in accordance with Section 5.01 in all respects other than the original due date therefore.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and in the case of such Assignment and Assumption not substantially in the form of Exhibit A, the Borrower Representative.
          “Availability” means at any time, with respect to the US Borrower, U.S. General Availability at such time and, with respect to the Netherlands Borrower, the Netherlands Availability at such time.
          “Available Commitment” means, at any time, the difference of (a) the total Commitments then in effect minus (b) the aggregate (USD Equivalent) amount of the Revolving Exposures of all Revolving Lenders at such time.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, interstate depository network services and international treasury management services).
          “Banking Services Obligations” with respect to any Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

          “Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” or “Borrowers” means, individually or collectively, the US Borrower and the Netherlands Borrower.
          “Borrower Representative” means the US Borrower, in its capacity as contractual representative of the Borrowers pursuant to Article XI.
          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan of the same type and (c) a Protective Advance of the same type.
          “Borrowing Base” means, at any time, with respect to each Borrower, the US Borrowing Base at such time; provided, that with respect to the Netherlands Borrower, “Borrowing Base” in respect of Borrowings pursuant to the Revolving Netherlands Sublimit means the Netherlands Borrowing Base.
          “Borrowing Base Certificate” means, individually or collectively, the US Borrowing Base Certificate and the Netherlands Borrowing Base Certificate.
          “Borrowing Date” means any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.
          “Borrowing Notice” means a notice substantially in the form of Exhibit L by the Borrower Representative requesting any Revolving Borrowing pursuant to Section 2.03 or such other form satisfactory to the Administrative Agent.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago (or, with respect to notices in respect of or Borrowings or payments of Loans made to the Netherlands Borrower, London) are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude (a) with respect to a Eurocurrency Loan denominated in dollars, any day on which banks are not open for dealings in dollar deposits in the London interbank market and (b) with respect to a Loan denominated in Euros, (i) any day on which banks are not open for dealings in or Euro deposits in the London interbank market and (ii) any day on which the TARGET payment system is not open for the settlement of payment in Euro.
          “Calculation Date”: (a) the last calendar day of each month (or, if such day is not a Business Day, the next succeeding Business Day) and (b) at any time when an Event of Default shall have occurred and be continuing, any other Business Day which the Administrative Agent may determine in its sole discretion to be a Calculation Date.
          “Capital Expenditures” means, without duplication, any cash expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP; provided that Capital Expenditures shall exclude (i) the purchase price paid in connection with any acquisition of a Person or of all or substantially all of the assets of any Person or a division of any Person, (ii)

expenditures made with insurance proceeds and (iii) proceeds of any asset disposition that are reinvested as contemplated in Section 2.11.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof but excluding any employee benefit plan of such Person or its subsidiaries), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of Holdings by any Person or group; (d) Holdings shall cease to own, free and clear of all Liens or other encumbrances other than Liens created pursuant to the Collateral Documents, directly or indirectly, all of the outstanding voting Equity Interests of each Borrower on a fully diluted basis; or (e) a Specified Change in Control shall occur.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Co-Documentation Agents” has the meaning assigned to such term in the preamble.
          “Collateral” means, with respect to the US Borrower and the Netherlands Borrower, US Collateral and Netherlands Collateral, respectively. Unless otherwise specified, “Collateral” shall refer to the Collateral with respect to the Borrowers.
          “Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.
          “Collateral Documents” means, collectively, the US Collateral Documents and the Netherlands Collateral Documents.

          “Collection Account” has the meaning assigned to the term “Collection Account” in the US Security Agreement.
          “Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment and Revolving Netherlands Sublimit, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amounts of each Lender’s Commitments are set forth on the Commitment Schedule, as such Commitment Schedule may be amended in connection with a Commitment increase effected in accordance with Section 2.01(c) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitments, as applicable.
          “Commitment Schedule” means the Schedule attached hereto identified as such.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “Document” has the meaning assigned to such term in the Security Agreements.
          “dollars” or “$” refers to lawful money of the United States of America.
          “EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income Tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary or non-recurring non-cash charges for such period and (v) any other non-cash charges for such period, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the initial funding of the Revolving Loans occurs.
          “Eligible Accounts” means, at any time, with respect to each Borrower and any Loan Party, the Accounts of such Borrower or other Loan Party which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:
          (a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
          (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
          (c) with respect to which (i) the scheduled due date is more than 60 days after the original invoice date, (ii) is unpaid more than 90 days after the date of the original invoice therefor, or (iii) which has been written off the books of such Borrower or Loan Party or otherwise designated as uncollectible; provided, that the aggregate amount of accounts with a scheduled due date of more than 30 days after the original invoice date which remain unpaid after such scheduled due date shall not exceed $1,000,000.
          (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates, other than Accounts arising from customer chargebacks, are ineligible pursuant to clause (c) above;
          (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to Loan Parties exceeds 20% of the aggregate amount of Eligible Accounts of all Loan Parties;
          (f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been materially breached or is not true in any material respect;
          (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
          (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party;
          (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
          (j) which is owed by an Account Debtor which has currently (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the

Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
          (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;
          (l) which is owed by an Account Debtor which (A) in the case of a US Loan Party, (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada or (B) in the case of a Netherlands Loan Party, (i) does not maintain its chief executive office in The Netherlands or any other Member State of the European Union (as constituted prior to May 1, 2004) satisfactory to the Administrative Agent or is not organized under applicable law of The Netherlands or any other Member State of the European Union (as constituted prior to May 1, 2004) satisfactory to the Administrative Agent unless, in each case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;
          (m) which is owed in any currency other than U.S. dollars or Euros.
          (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;
          (o) which is owed by any Affiliate, employee, officer or director of any Loan Party;
          (p) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent, to the extent of such excess;
          (q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which such Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
          (r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
          (s) which is evidenced by any promissory note, chattel paper, or instrument;
          (t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

          (u) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;
          (v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
          (w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;
          (x) which was created on cash on delivery terms; or
          (y) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.
          In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount or as otherwise taken into account in clause (p) or (r) above, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.
          “Eligible Equipment” means, with respect to each Borrower and any other Loan Party, the equipment owned by such Borrower or other Loan Party described in the most recent appraisal received by the Administrative Agent in respect of such Loan Party and meeting each of the following requirements:
          (a) such Loan Party has good title to such equipment;
          (b) such Loan Party has the right to subject such equipment to a Lien in favor of the Administrative Agent; such equipment is subject to a first priority perfected Lien in favor of the Administrative Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent);
          (c) the full purchase price for such equipment has been paid by such Loan Party;
          (d) such equipment is located on premises (i) owned by such Loan Party, which premises are subject to a first priority perfected Lien in favor of the Administrative Agent, or (ii) leased by such Loan Party or, subject to such Loan Party’s compliance with Section 5.15, constituting Non-Mortgaged Properties of such Loan Party where (x) with respect to any leased property, the lessor has delivered to the Administrative Agent a Collateral Access Agreement; provided however that notwithstanding the foregoing, equipment located on leased property with respect to which no Collateral Access Agreement shall have been delivered shall be eligible, and no Reserve referred to in clause (y) of this clause (d) shall be taken, for 75 days following the Effective Date; or (y) a Reserve without duplication with respect to any Reserves to such facility relating to Eligible Inventory for three months of rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
          (e) such equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Loan Party in the ordinary course of business of such Loan Party;
          (f) such equipment is not subject to any agreement which restricts the ability of such Loan Party to use, sell, transport or dispose of such equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such equipment; and
          (g) unless the premises on which such equipment is located are subject to a first priority perfected Lien in favor of the Administrative Agent, or, subject to compliance with Section 5.15, constituting Non-Mortgaged Properties, such equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which such equipment is located.
          “Eligible Inventory” means, at any time, with respect to each Borrower and any Loan Party, the Inventory of such Borrower or Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:
          (a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;
          (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
          (c) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business;
          (d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been materially breached or is not true in any material respect and which does not conform in all material respects to all standards imposed by any Governmental Authority;
          (e) in which any Person other than such Borrower or Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

          (f) which is not finished goods, raw materials, packaging and shipping materials or which constitutes work-in-process, spare or replacement parts, subassemblies, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
          (g) which is not located in the U.S. or, with respect to Inventory of a Netherlands Loan Party, The Netherlands or is in transit with a common carrier from vendors and suppliers , provided that, up to $2,000,000 of Inventory in transit from vendors and suppliers may be included as eligible pursuant to this clause (g) so long as (i) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory, (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, and (3) if the bill of lading is (A) non-negotiable, a duly executed Collateral Access Agreement from the applicable customs broker for such Inventory or (B) negotiable, confirmation that the bill is issued in the name of the Borrower or Loan Party and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with such Borrower’s or Loan Party’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory and (ii) the common carrier is not an Affiliate of the applicable vendor or supplier;
          (h) which is located in any location leased by such Borrower or Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement; provided however that notwithstanding the foregoing, inventory located on leased property with respect to which no Collateral Access Agreement shall have been delivered shall be eligible, and no Reserve referred to in clause (ii) of this clause (h) shall be taken, for 75 days following the Effective Date; or (ii) a Reserve without duplication of any other Reserve with respect to such facility relating to Eligible Equipment for three months rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
          (i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require provided however that notwithstanding the foregoing any such inventory with respect to which no Collateral Access Agreement shall have been delivered shall be eligible, and no Reserve referred to in clause (ii) of this clause (i) shall be taken, for 75 days following the Effective Date; or (ii) a Reserve for three months of charges and other amounts due or to become with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
          (j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;
          (k) which is a discontinued product or component thereof;
          (l) which is the subject of a consignment by such Borrower or Loan Party as consignor;

          (m) which is perishable;
          (n) which contains or bears any intellectual property rights licensed to such Borrower or Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; or
          (o) which is not reflected in a current perpetual inventory report of such Borrower or Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);
          (p) for which reclamation rights have been asserted by the seller until such Inventory is in the seller’s possession; or
          (q) which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.
          “Eligible Real Property” means the real property owned by a Borrower and any Loan Party (i) that is acceptable in the Permitted Discretion of the Administrative Agent for inclusion in the Borrowing Base of such Borrower, (ii) in respect of which an appraisal report has been delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent, (iii) in respect of which the Administrative Agent is satisfied that all actions necessary or desirable in order to create perfected first priority Lien on such real property have been taken, including, the filing and recording of Mortgages, (iv) in respect of which an environmental assessment report has been completed and delivered to the Administrative Agent in form and substance satisfactory to the Administrative Agent, (v) which is adequately protected by fully-paid valid title insurance with endorsements and in amounts acceptable to the Administrative Agent, insuring that the Administrative Agent, for the benefit of the Lenders, shall have a perfected first priority Lien on such real property, evidence of which shall have been provided in form and substance satisfactory to the Administrative Agent, and (vi) if required by the Administrative Agent: (A) either (i) an ALTA survey has been delivered for which all necessary fees have been paid and which is dated no more than 30 days prior to the date on which the applicable Mortgage is recorded, certified to the Administrative Agent and the issuer of the title insurance policy in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the state in which such Eligible Real Property is located and acceptable to the Administrative Agent, and shows all buildings and other improvements, any offsite improvements, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent or (ii) the title insurance policy referred to in clause (v) above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy); (B) in respect of which local counsel for the Agreement in states in which the Eligible Real Property is located have delivered a letter of opinion with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and (C) in respect of which such Borrower or Loan Party shall have used its reasonable best efforts to obtain estoppel certificates executed by all tenants of such Eligible Real Property and such other consents, agreements and confirmations of lessors and third parties have been delivered as the Administrative Agent may deem necessary or desirable, together with evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create perfected first priority Liens on the property described in the Mortgages have been taken.

          “EMU Legislation” means legislative measures of the European Union (including, without limitation, the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.
          “Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (however designated) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Euro Sublimit” means an amount equal to $75,000,000.
          “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or another rate of interest reasonably determined by the Administrative Agent.
          “Euros” or “€” means the single currency of Participating Member States introduced in accordance with the provision of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euros, means immediately available, freely transferable funds.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Exchange Rate” means, with respect to Euros on a particular date, the rate at which such currency may be exchanged into dollars, as set forth on such date on the applicable Reuters currency page with respect to such currency. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative or, in the absence of such agreement, such Exchange Rate shall instead be Chase’s spot rate of exchange in the London interbank or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about noon, Local Time, at such date for the purchase of dollars with such alternative currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a) and (d) any amount withheld from any payment made to a Lender under this Agreement that is attributable to such Lender’s failure to comply with Section 2.17(g).
          “Fair Market Value Differential” means with respect to any sale, transfer or disposition of any asset of a Loan Party to a Subsidiary that is not a Loan Party the difference between the fair market value of such asset sold, transferred and disposed of and the cash proceeds received by such Loan Party from such Subsidiary that is not a Loan Party.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of a Loan Party.
          “Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each of fiscal quarter of Holdings for the most-recently ended four fiscal quarters, of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.
          “Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus (i) scheduled principal payments on Indebtedness made during such period, plus (ii) expense for Taxes paid in cash, plus (iii) dividends or distributions paid by Holdings in cash, plus (iv) Capital Lease Obligation payments, plus (v) cash contributions to any Plan in excess of expenses and, with respect to any cash contribution to any Plan made in 2007 and 2008 (to the extent the date any such cash contribution is required to be paid is extended to 2008 in accordance with applicable legislation), minus the Traex Sale Net Proceeds, if any (provided that for any period the aggregate amount of such cash contributions shall not be reduced to an amount less than $0), all calculated for Holdings and its Subsidiaries on a consolidated basis.
          “Foreign Lender” means, with respect to a Borrower, any Lender that is organized under the laws of a jurisdiction other than a jurisdiction in which the Borrower is organized or a resident for Tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” has the meaning set forth in Section 1.3 of the U.S. Security Agreement.
          “Funding Account” has the meaning assigned to such term in Section 4.01(h).
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other public entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Grants of Security Interests in Intellectual Property” means, collectively, the Grant of Security Interest in Patent Rights, the Grant of Security Interest in Trademark Rights and the Grant of Security Interest in Copyright Rights to be filed with the United States Patent and Trademark Office.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Holdings” means Libbey Inc., a Delaware corporation.
          “Increased Facility Closing Date” means any Business Day designated as such in an Increasing Lender Supplement.
          “Increasing Lender Supplement” means an agreement substantially in the form of Exhibit E between one or more Borrowers and a Lender, satisfactory to the Administrative Agent.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued liabilities with respect to obligations owing to employees in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided, however, that such Indebtedness, if not assumed, shall be valued at the lower of fair market value of such property on the amount of such Indebtedness incurred, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out and (k) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Information Memorandum” means the Confidential Information Memorandum dated May 2006, relating to the Borrowers and the Transactions.
          “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          “Intercreditor Agreement” means the Intercreditor Agreement, dated as of June 16, 2006, among the US Borrower, the Administrative Agent, the trustee under the Second Lien Senior Notes Indenture and the purchaser of the Third Lien Senior Notes.
          “Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.07.
          “Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net expenses under Swap Agreements in respect of interest rates to the extent such net expenses are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Subsidiaries for such period in accordance with GAAP.
          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each April, July, October and January and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
          “Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Inventory” has the meaning assigned to such term in the US Security Agreement and, with respect to the Netherlands Loan Parties, “Movables” as defined in the Deed of Disclosed Pledges of Movables in so far as it constitutes inventory for the purposes hereof.
          “Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i) or if Chase is unable to issue a requested Letter of Credit, subject to Chase’s consent (not to be unreasonably withheld), any other Lender that upon request by the Borrower Representative consents to be an Issuing Bank hereunder. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Joinder Agreement” has the meaning assigned to such term in Section 5.14.

          “Judgment Currency” has the meaning set forth in Section 9.18(b).
          “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the US Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to a New Lender Supplement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “Libbey Europe Sublimit” means an amount equal to $75,000,000.
          “LIBO Rate” means, with respect to any Eurocurrency Borrowing made in dollars or Euros, for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar or Euro deposits, as applicable, in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar or Euro deposits, as applicable, with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar or Euro deposits, as applicable, of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. It is understood and acknowledged that the LIBO Rate with respect to borrowings in dollars may be different from the LIBO Rate with respect to borrowings in Euros.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Increasing Lender Supplement, any New Lender Supplement, any Letter of Credit applications, the Collateral Documents, the Intercreditor Agreement, the Loan Guaranty, any Collateral Access Agreement, any Deposit Account Control Agreement, and all Borrowing Base Certificates and Borrowing Notices. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loan Guarantor” means each of the US Loan Guarantors and the Netherlands Loan Guarantors.
          “Loan Guaranty” means Article X of this Agreement.
          “Loan Parties” means the Netherlands Loan Parties and the U.S. Loan Parties.
          “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.
          “Local Time” means, with respect to any Borrowing or payment made by the US Borrower or the Netherlands Borrower, Chicago time and London time, respectively.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Holdings and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under the Loan Documents to which it is a party, (c) the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders hereunder.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of a Swap Agreement of any Loan Party or any of its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “obligations” of Holdings or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means December 16, 2010, or any earlier date on which the Commitments are permanently reduced to zero or otherwise terminated pursuant to the terms hereof.
          “Maximum Liability” has the meaning assigned to such term in Section 10.10.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on real property of a Loan Party, including any amendment, modification or supplement thereto.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Netherlands Availability” means, with respect to the Netherlands Borrower, at any time, an amount equal to (a) the lesser of the Revolving Netherlands Sublimit and the Netherlands Borrowing Base at such time minus (b) the aggregate amount of the Revolving Netherlands Exposures of all Revolving Lenders at such time; provided that such Netherlands Availability will at no time exceed the difference of (x) the sum of the total Revolving Commitments minus (y) the Aggregate Credit Exposure at such time; and provided, further, that such Netherlands Availability will at no time exceed the difference of (i) the Libbey Europe Sublimit minus (ii) the aggregate amount of the Credit Exposures of all Lenders at such time relating to the Netherlands Borrower.
          “Netherlands Banking Act” means the Netherlands Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992).
          “Netherlands Borrower” means Libbey Europe B.V., a limited liability company incorporated in The Netherlands.
          “Netherlands Borrowing Base” means, at any time, the sum of (a) 85% of the Netherlands Loan Parties’ Eligible Accounts at such time, plus (b) the lesser of (i) 65% of the Netherlands Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Netherlands Loan Parties’ Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Netherlands Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves without duplication of the Reserves with respect to the US Borrowing Base related to the Netherlands Loan Parties, plus (d) the Netherlands Loan Parties’ PP&E Component. The maximum amount of the Netherlands Borrowing Base which is attributable to Inventory is $12,500,000. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Netherlands Borrowing Base.
          “Netherlands Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit D or another form which is acceptable to the Administrative Agent in its sole discretion.
          “Netherlands Central Bank” means the central bank of The Netherlands (De Nederlandsche Bank).
          “Netherlands Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure any Netherlands Secured Obligations.
          “Netherlands Collateral Documents” means, collectively, the Netherlands Security Agreements, the Netherlands Mortgages and any other documents granting a Lien upon the Netherlands Collateral as security for payment of the Netherlands Secured Obligations.
          “Netherlands Exemption Regulation” means the Exemption Regulation to the Netherlands Banking Act of the Minister of Finance (Vrijstellingsregeling Wtk 1992), as amended from time to time.
          “Netherlands Loan Guarantors” means the US Borrower’s Subsidiaries that are organized under the laws of The Netherlands (other than the Netherlands Borrower).
          “Netherlands Loan Party” means the Netherlands Borrower, each Netherlands Loan Guarantor party hereto and the Netherlands Security Agreement, and any other Person organized under the laws of The Netherlands who becomes a party to this Agreement and the Netherlands Security Agreement pursuant to a Joinder Agreement.

          “Netherlands Loans” means the loans and advances made by the Lenders to the Netherlands Borrower pursuant to this Agreement, including Protective Advances made with respect to the Netherlands Borrower.
          “Netherlands Mortgage” means each Mortgage in respect of owned real property located in the Netherlands of a Netherlands Loan Party.
          “Netherlands Obligations” means all obligations in respect of unpaid principal of and accrued and unpaid interest on the Netherlands Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Netherlands Loan Party to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under any Loan Document.
          “Netherlands Secured Obligations” means all Netherlands Obligations, together with all (i) Banking Services Obligations of the Netherlands Borrower or any Netherlands Loan Guarantor and (ii) Swap Obligations of the Netherlands Borrower or any Netherlands Loan Guarantor owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Netherlands Secured Obligation entitled to the benefits of the Collateral Documents.
          “Netherlands Security Agreement” means each of that certain Deed of Disclosed Pledges of Receivables, Deed of Undisclosed Pledges of Receivables, Deed of Non-Possessory Pledges of Receivables, Deed of Disclosed Pledges of Receivables, Deed of Undisclosed Pledges of Receivables, Deed of Pledges of Intellectual Property Rights, Deed of Disclosed Pledges of Financial Rights, those certain Deeds of Pledges of Shares and those certain Deeds of Mortgages, dated as of the date hereof, between, as the case may be, the Netherlands Borrower, Netherlands Loan Guarantors and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other pledge or security agreement entered into, after the date of this Agreement by the Netherlands Borrower or any Netherlands Loan Guarantor (as required by this Agreement or any other Loan Document) as the same may be amended, restated or otherwise modified from time to time.
          “Netherlands Swingline Rate” means the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurocurrency deposits for a period of one day quoted by JPMorgan Chase Bank, N.A., London Branch, plus the Applicable Rate for such Eurocurrency Loan plus 1% .
          “Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Net Orderly Liquidation Value” means, with respect to Inventory, Equipment or intangibles of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

          “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable professional and consulting fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
          “New Lender” has the meaning assigned to such term in Section 2.01(c)(iii).
          “New Lender Supplement” means an agreement substantially in the form of Exhibit F among one or more Borrowers and a New Lender, satisfactory to the Administrative Agent.
          “Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).
          “Non-Mortgaged Property” has the meaning set forth in Section 3.05.
          “Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.
          “Non-Restricted Deposit Accounts” means payroll and fiduciary accounts, accounts of Subsidiaries that are not Loan Parties, employee benefits, withholding tax, escrow and customs accounts and accounts for retail stores and other purposes (with an aggregate amount on deposit in all such accounts not to exceed $1,000,000; provided that if at any time any such account shall have on deposit $500,000 or more, such account shall cease to be a “Non-Restricted Deposit Account” and shall be subject to a control agreement pursuant to Section 7.1(a) of the Security Agreement).
          “Obligated Party” has the meaning assigned to such term in Section 10.02.
          “Obligations” means, with respect to the US Borrower and the Netherlands Borrower, US Obligations and Netherlands Obligations, respectively. Unless otherwise specified, “Obligations” shall refer to the Obligations with respect to the Borrowers.
          “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases). For purposes of this Agreement, the outstanding principal amount of Off-Balance Sheet Liabilities shall be deemed equal to the amount of those liabilities that would be outstanding if the transaction was structured as an on balance sheet secured financing.

          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Participant” has the meaning set forth in Section 9.04.
          “Participating Member States” means a member of the European Union that adopts or has adopted the Euro as its currency in accordance with EMU Legislation.
          “Paying Guarantor” has the meaning assigned to such term in Section 10.11.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means the acquisition by the US Borrower, directly or through a Subsidiary, of an interest (whether of stock or of assets) in any other Person, provided that all of the following conditions shall have been satisfied: (a) such other Person shall operate a similar business or reasonable extension thereof or reasonably related thereto to that of Holdings and its Subsidiaries, (b) no Default or Event of Default shall have occurred and be continuing and none shall exist as a result of and after giving effect thereto, (c) if the US Borrower shall merge or amalgamate with such other Person, the US Borrower shall be the surviving party of such merger or amalgamation, (d) if such Person shall become a Subsidiary of the US Borrower, such new Subsidiary shall, if required by Section 5.14 hereof become a US Loan Party or a Netherlands Loan Party as applicable and take such further actions required by Section 5.14, (e) the Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, both immediately prior to and immediately after giving effect to such acquisition, Aggregate Availability exceeds $35,000,000 and (f) the aggregate amount expended (whether in cash, assumed indebtedness, deferred payments or other consideration) by the US Borrower and its Subsidiaries for all Permitted Acquisitions shall not exceed $25,000,000.
          “Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
           (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
           (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, customs duties, and other obligations of a like nature, in each case in the ordinary course of business;

           (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
           (f) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Holdings or any of its Subsidiaries;
           (g) (1) non-exclusive licenses and sublicenses of Intellectual Property granted in the ordinary course of business, provided, that no such license or sublicense may be granted that would reasonably be expected to constitute an abandonment of any Loan Party’s or any Subsidiary’s trade name or trade marks or other similar Intellectual Property if such abandonment would materially interfere with the business of Holdings and its Subsidiaries; or (2) leases or subleases not otherwise prohibited under this Agreement and the other Loan Documents granted to others not interfering in any material respect in the business of Holdings or any of its Subsidiaries;
           (h) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies with respect to the deposit accounts constituting Non-Restricted Accounts or set forth on Schedule 6.02;
           (i) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases permitted hereunder describing the leased property and proceeds thereof as collateral; and
           (j) any interest or title of a lessor in the leased property under any Capital Lease Obligation permitted pursuant to Section 6.01 or any operating lease entered into by or binding upon a Loan Party or a Subsidiary in the ordinary course of its business and covering only the asset so leased and the personal property thereon and proceeds thereof;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investments” means:
           (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
           (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition having a credit rating of “A” or better from S&P or Moody’s;
           (c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of A-2 or the equivalent thereof from S&P or P-2 or the equivalent thereof from Moody’s;

           (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
           (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a), (b) and (d) above and entered into with a financial institution satisfying the criteria described in clause (d) above;
           (f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
           (g) in the case of any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or (ii) investments of the type and maturity described in clauses (b) through (f) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Postclosing Mortgaged Property” means each Non-Mortgaged Property other than 1600 Justo Penn Road, Laredo, Texas and 101 Traex Plaza, Dane, Wisconsin; provided, that the property located at 101 Traex Plaza, Dane, Wisconsin, shall not be deemed a Postclosing Mortgaged Property unless a definitive letter of intent with respect to the sale of such property has not been executed and delivered to the Administrative Agent on or before December 31, 2006.
          “PP&E Component” shall mean, at the time of any determination, with respect to all of the applicable Loan Parties, an aggregate amount equal to the lesser of (i) 50% of the fair market value of such Loan Parties’ Eligible Real Property plus 75% of the net orderly liquidation value of such Loan Parties’ Eligible Equipment less Reserves and (ii) $25,000,000.
          “Prepayment Event” means, without duplication:
           (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05(a); or

           (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Professional Market Party” means a professional market party (professionele marktpartij) as defined in the Netherlands Exemption Regulation 1992 (Vrijstellingsregeling Wtk 1992), dated 26 June 2002 (as amended from time to time), which at the date of this Agreement includes, without limitation: (i) individuals or entities who or which are subject to supervision by a supervisory authority in any country to lawfully operate on the financial markets; (ii) individuals or entities lawfully engaging in regulated activities on the financial markets without being subject to supervision by a supervisory authority (e.g. exempt credit and financial institutions, insurance companies, investment firms, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers and special purpose vehicles); (iii) the Dutch government (de Staat der Nederlanden), De Nederlandsche Bank, a foreign government body being part of a central government, a foreign central bank, Dutch or foreign regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations; (iv) entities meeting at least two of the following criteria according to their most recent consolidated or non-consolidated annual accounts: (1) an average of at least 250 employees during the financial year, (2) total assets of at least €43,000,000 according to its balance sheet, and (3) annual net turnover of at least €50,000,000; (v) entities with their registered office in The Netherlands which at their request to be considered as qualified investors (within the meaning of Directive 2003/71/EC) have been entered in the register of qualified investors maintained by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten); (vi) individuals who are resident in The Netherlands and meeting at least two of the following criteria and who at their request to be considered as qualified investors have been entered in the register of qualified investors: (1) they have carried out at least 10 sizeable transactions on the financial markets in each of the preceding four calendar quarters, (2) the size of their securities portfolio is at least €500,000, and (3) they have worked for at least one year in the financial sector in a position which requires knowledge of investment in securities; (vii) entities whose sole corporate purpose is to invest in securities; (vii) special purpose vehicles in securitization transactions provided that they issued securities; (viii) subsidiaries of a Professional Market Party referred to under (i) through (vii) above provided such subsidiaries are subject to prudential supervision on a consolidated basis as a result of the supervision exercised over such Professional Market Party; (ix) enterprises or entities with total assets of at least €500,000,000 (or the dollar equivalent thereof) according to their balance sheet at the end of the financial year immediately preceding the date they extend credit hereunder to a Netherlands Borrower or the date they become a Lender of a Netherlands Loan; (x) enterprises, entities or individuals with a net equity (eigen vermogen) of at least €10,000,000 (or the dollar equivalent thereof) who or which on average performed activities on the financial markets twice a month during the two consecutive years immediately preceding the date that they extend credit hereunder to a Netherlands Borrower or the date that they become a Lender of a Netherlands Loan (xi) an entity which has a credit rating from a rating agency which in the opinion of De Nederlandsche Bank is acceptable or which issues securities with a credit rating from a rating agency which in the opinion of De Nederlandsche Bank is acceptable; and (xii) such other individuals and entities designated as professional market party (professionele marktpartij) by the competent Netherlands authorities after the date hereof by any amendment of the applicable regulations.
          “Projections” has the meaning assigned to such term in Section 5.01(f).
          “Protective Advance” has the meaning assigned to such term in Section 2.04.

          “Real Estate Reserve” means a $5,000,000 Reserve, which Reserve may be adjusted in the Administrative Agent’s Permitted Discretion after the Administrative Agent shall have received satisfactory Phase II Environmental Reports with respect to the Specified Properties.
          “Register” has the meaning set forth in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
          “Required Lenders” means, at any time, Lenders having Credit Exposure (USD Equivalent) and unused Commitments representing more than 50% of the sum of the total Credit Exposure (USD Equivalent) and unused Commitments at such time and based on the Exchange Rate in effect at such time.
          “Required Swap Agreements” has the meaning set forth in Section 5.15.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for Taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.
          “Reset Date” means the second Business Day following each Calculation Date, provided that, in connection with any Calculation Date designated pursuant to clause (b) of the definition thereof, the applicable Reset Date shall be such Calculation Date.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the US Borrower or any option, warrant or other right to acquire any such Equity Interests in the US Borrower.

          “Restriction Commencement Date” means a date on which a Restriction Trigger Event shall have occurred.
          “Restriction Period” means the period commencing on a Restriction Commencement Date and ending on a Restriction Release Date.
          “Restriction Period Grid” means the table set forth below setting forth the applicable Restriction Trigger Amounts and Restriction Release Amounts with respect to each provision of the Loan Documents wherein the term “Restriction Period” is used:

Relevant Provision	Restriction Trigger Amount	Restriction Release Amount
Section 5.01 of the Credit Agreement	$30,000,000	$40,000,000
Section 6.08 of the Credit Agreement	$25,000,000	$40,000,000
Section 6.15 of the Credit Agreement	$15,000,000	$25,000,000
Article VII of the US Security Agreement	$25,000,000	$35,000,000
          “Restriction Release Amount” means, with respect to each provision of the Loan Documents wherein the term “Restriction Period” is used, the amount set forth in the Restriction Period Grid opposite the reference to such provision.
          “Restriction Release Date” means a date on which a Restriction Release Event shall have occurred.
          “Restriction Release Event” means that the sum of (i) the Aggregate Availability plus (ii) the aggregate amount of cash or Permitted Investments subject to a first priority perfected security interest in favor of the Administrative Agent pursuant to the Loan Documents is greater than or equal to the applicable Restriction Release Amount as of any Reset Date and during the period of thirty (30) consecutive days immediately succeeding such Reset Date.
          “Restriction Trigger Amount” means, with respect to each provision of the Loan Documents wherein the term “Restriction Period” is used, the amount set forth in the Restriction Period Grid opposite the reference to such provision.
          “Restriction Trigger Event” means that both (a) as of any Reset Date the sum of (i) the Aggregate Availability plus (ii) the aggregate amount of cash or Permitted Investments subject to a first priority perfected security interest in favor of the Administrative Agent pursuant to the Loan Documents fails to be equal to or greater than the applicable Restriction Trigger Amount and (b) such failure shall have continued unremedied for three (3) consecutive days following notice of such failure from the Administrative Agent (provided, that no such notice shall be required during the existence of an Event of Default of the type described in paragraphs (h) or (i) in Article VIII).
          “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.01(c) and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, or in the New Lender Supplement, pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $150,000,000.
          “Revolving Euro Exposure” means, with respect to any Lender as it relates to any Borrower at any time, the Revolving Exposure of such Lender as it relates to such Borrower at such time that is denominated in Euros.
          “Revolving Exposure” means, with respect to any Lender as it relates to any Borrower at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans to such Borrower, in each case, and its LC Exposure with respect to any Letter of Credit requested by such Borrower and an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans to such Borrower, in each case, at such time.
          “Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
          “Revolving Loan” means a Loan made pursuant to Section 2.01(a).
          “Revolving Netherlands Sublimit” means, with respect to each Lender, the obligation, if any, of such Lender to make Revolving Loans hereunder to the Netherlands Borrower based on the Netherlands Borrowing Base, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such obligation may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.01(c) and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Netherlands Sublimit is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Netherlands Sublimit, or in the New Lender Supplement, pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Netherlands Sublimit is $25,000,000.
          “Revolving Netherlands Exposure” means, with respect to any Lender as it relates to the Netherlands Borrower, at any time, the sum of the principal amount of such Lender’s Netherlands Loans outstanding at such time made pursuant to the Revolving Netherlands Sublimit.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “Second Lien Registration Rights Agreement” means the Registration Rights Agreement dated as of June 16, 2006 entered into by Holdings, the US Borrower, certain of the US Loan Guarantors, JPMorgan Securities Inc., Bear Stearns & Co. Inc. and BNY Capital Markets, Inc. in connection with the issuance of the Second Lien Senior Notes, together with all instruments and other agreements entered into by the US Borrower or such US Loan Guarantors in connection therewith.
          “Second Lien Senior Notes” means the Floating Rate Senior Secured Notes due 2011 of the US Borrower issued on the Effective Date pursuant to the Second Lien Senior Notes Indenture.

          “Second Lien Senior Notes Indenture” means the Indenture dated as of June 16, 2006 entered into by the US Borrower, certain of the US Loan Guarantors and The Bank of New York Trust Company, N.A., as trustee, in connection with the issuance of the Second Lien Senior Notes, together with all instruments and other agreements entered into by the US Borrower or such US Loan Guarantors in connection therewith.
          “Secured Obligations” means, collectively, the US Secured Obligations and Netherlands Secured Obligations.
          “Security Agreement” means, with respect to the US Borrower and the Netherlands Borrower, the US Security Agreement and the Netherlands Security Agreement, respectively. Unless otherwise specified, “Security Agreement” shall refer to the US Security Agreement and the Netherlands Security Agreement, collectively.
          “Senior Notes” means, collectively, the Second Lien Senior Notes and the Third Lien Senior Notes.
          “Senior Notes Indentures” means, collectively, the Second Lien Senior Notes Indenture and the Third Lien Senior Notes Indenture.
          “Settlement” has the meaning assigned to such term in Section 2.05(d).
          “Settlement Date” has the meaning assigned to such term in Section 2.05(d).
          “Solvent” mean, with respect to each Loan Party, at any time that (i) the fair value of the assets of such Loan Party, at a fair valuation, at such time exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Loan Party at such time are greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Loan Party at such time is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Loan Party at such time does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is then conducted and is proposed to be conducted thereafter.
          “Specified Change in Control” means a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Notes Indentures.
          “Specified Properties” means the owned real property of the US Borrower located in (i) Toledo, Ohio, (ii) Shreveport, Louisiana, and (iii) Syracuse, New York.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is contractually subordinated to payment of the Secured Obligations to the reasonable written satisfaction of the Administrative Agent; provided, that the Senior Notes shall not be deemed to be Subordinated Indebtedness for purposes hereof.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.
          “Subsidiary” means with respect to any Loan Party any direct or indirect subsidiary of such Loan Party.
          “Supermajority Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing 66 2/3% or more of the sum of the total Revolving Exposure and unused Revolving Commitment.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.
          “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
          “Swingline Lender” means JPMorgan Chase Bank, N.A. in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.05.
          “Syndication Agent” has the meaning assigned to such term in the preamble.
          “Taxable Advance” has the meaning assigned to such term in Section 2.17(h).
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Third Lien Senior Notes” means the Senior Subordinated Secured Pay-in-Kind Notes due 2011 issued on the Effective Date pursuant to the Third Lien Senior Notes Indenture.

          “Third Lien Senior Notes Indenture” means the Indenture dated as of June 16, 2006 entered into by the US Borrower and certain of the US Loan Guarantors in connection with the issuance of the Third Lien Senior Notes, together with all instruments and other agreements entered into by the US Borrower or such US Loan Guarantors in connection therewith.
          “Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the guarantees made hereunder by any Loan Guarantor and, to the extent utilized by any Borrower, any increase of Commitments.
          “Traex Sale” means sales, transfers and dispositions of the business and related assets currently conducted by the Traex Company.
          “Traex Sale Net Proceeds” means, for any period, the Net Proceeds received by any Loan Party in connection with the Traex Sale minus any amount of such Net Proceeds deducted from the calculation of Fixed Charges in any prior period.
          “Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed at Nice on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.
          “2007 ERISA Reserve” means a Reserve in the amount of $5,000,000 on the date hereof, increasing by $1,000,000 per month (commencing with the delivery of the Borrowing Base Certificate for the month of June 2006) up to a total of $10,000,000, as may be reduced by the Administrative Agent in its Permitted Discretion, which Reserve shall apply until the later of September 15, 2007 and the date on which the payment of the relevant Plan contribution occurs (which payment is currently expected to occur on or about September 15, 2007); provided that any amount so reserved shall be available to the Borrower to make such Plan contribution.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or another rate of interest reasonably determined by the Administrative Agent, and whether such Loan or Borrowing is made in dollars or Euros.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
          “United States” and “U.S.” means the United States of America.
          “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee or any indemnification obligation) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

          “US Borrower” means Libbey Glass Inc., a Delaware corporation.
          “US Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts at such time of all US Loan Parties other than Holdings, plus (b) the lesser of (i) 65% of such Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by such US Loan Parties’ Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by such US Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves without duplication of any Reserves with respect to the Netherlands Borrowing Base (including, but not limited to, (i) the 2007 ERISA Reserve and (ii) the Real Estate Reserve) related to such US Loan Parties, plus (d) such US Loan Parties’ PP&E Component. The maximum amount of the US Borrowing Base attributable to Inventory, together with Inventory attributable to the Netherlands Borrowing Base, is $75,000,000. The maximum amount of the US Borrowing Base attributable to the PP&E Component, together with the PP&E Component attributable to the Netherlands Borrowing Base, is $25,000,000. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the US Borrowing Base.
          “US Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.
          “US Collateral” means any and all property owned, leased or operated by a Person covered by the US Collateral Documents and any and all other property of any US Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure any Secured Obligations.
          “US Collateral Documents” means, collectively, the US Security Agreement, the US Mortgages, the Grants of Security Interests in Intellectual Property and any other documents granting a Lien upon the US Collateral as security for payment of the Secured Obligations.
          “US General Availability” means, at any time, an amount equal to the difference of (a) the lesser of the total Revolving Commitments and the US Borrowing Base at such time minus (b) the total Revolving Exposure (excluding Revolving Netherlands Exposures) at such time; provided that such US General Availability will at no time exceed the difference of (x) the sum of the total Revolving Commitments minus (y) the Aggregate Credit Exposure at such time.
          “US Loan Guarantors” means the US Borrower’s domestic Subsidiaries and Holdings.
          “US Loan Party” means the US Borrower, the US Loan Guarantors party hereto and the US Security Agreement, and any other Person (other than a Netherlands Loan Party) who becomes a party to this Agreement and the US Security Agreement pursuant to a Joinder Agreement and their successors and assigns.
          “US Loans” means the loans and advances made by the Lenders to the US Borrower pursuant to this Agreement, including Swingline Loans and Protective Advances.
          “US Mortgage” means each Mortgage in respect of real property of a US Loan Party.
          “US Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11(a).

          “US Paying Guarantor” has the meaning assigned to such term in Section 10.11(a).
          “US Obligations” means all obligations in respect of unpaid principal of and accrued and unpaid interest (including without limitation any Post-Petition Interest (as defined in the Intercreditor Agreement)) on the US Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (not constituting or arising in respect of principal or interest or LC Disbursements) of any US Loan Party to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under any Loan Document.
          “US Secured Obligations” means all US Obligations, together with all (i) Banking Services Obligations of the US Borrower or any US Loan Guarantor and (ii) Swap Obligations of the US Borrower or any US Loan Guarantor owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a US Secured Obligation entitled to the benefits of the US Collateral Documents.
          “US Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the US Borrower, the US Loan Guarantors and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other pledge or security agreement entered into, after the date of this Agreement by any other US Loan Guarantor (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
          “USD Equivalent” means, with respect to any amount of Euros, on any date, the amount of dollars that may be purchased with such amount of Euros at the Exchange Rate in effect on such date.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
          SECTION 1.03. Terms of Usage. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document or contractual obligation herein shall, unless otherwise specified, be construed as referring to such agreement, instrument or other document or contractual obligation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this

Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          (b) In this Agreement, where it relates to a Netherlands entity, reference to (i) a winding-up, administration or dissolution includes a Netherlands entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden); (ii) a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend; (iii) any step or procedure taken in connection with insolvency proceedings includes a Netherlands entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 16d of the Social Insurance Coordination Act of the Netherlands (Coördinatiewet Sociale Verzekeringen); (iv) a trustee in bankruptcy includes a curator; (v) an administrator includes a bewindvoerder; and (vi) an attachment includes a beslag.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
THE CREDITS
          SECTION 2.01. Commitments.
          (a) (A) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to each Borrower from time to time during the Availability Period in dollars or Euros, as requested by such Borrower, in an aggregate principal amount that will not result in (i) the USD Equivalent of such Lender’s Revolving Exposure with respect to the Borrowers exceeding such Lender’s Revolving Commitment, (ii) the USD Equivalent of the Aggregate Credit Exposures with respect to the Borrowers exceeding the sum of the total Revolving Commitments, (iii) the USD Equivalent of the total Revolving Exposures (excluding Revolving Netherlands Exposures) exceeding the US Borrowing Base, (iv) the USD Equivalent of the total Revolving Euro Exposures with respect to the Borrowers exceeding the Euro Sublimit, (v) the USD Equivalent of such Lender’s Revolving Netherlands Exposure with respect to the Netherlands Borrower exceeding such Lender’s Revolving Netherlands Sublimit, (vi) the USD Equivalent of the total Revolving Netherlands Exposures with respect to the Netherlands Borrower exceeding the sum of the total Revolving Netherlands Sublimit, (vii) the USD Equivalent of the total Revolving Netherlands Exposures exceeding the Netherlands Borrowing Base or (viii) the USD Equivalent of the total Revolving Exposures relating to the Netherlands Borrower exceeding the Libbey Europe Sublimit, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Subject to Section 2.14, each Borrowing made in Euros shall be comprised entirely of Eurocurrency Loans.
           (B) Not later than noon, Local Time, on the second Business Day preceding the Borrowing Date with respect to each Borrowing (or, in the case of an ABR Borrowing at a time when Eurocurrency Loans made in Euros shall be outstanding, promptly on such Borrowing Date), the Administrative Agent shall determine the Exchange Rate with respect to Euros as of such date and give notice thereof to the relevant Borrower and the relevant Lenders. The Exchange Rate so determined shall become effective on such Borrowing Date for the purposes of determining availability under the Commitments with respect to such Borrowing (it being understood that such availability shall be calculated and determined by applying such Exchange Rate to the aggregate principal amount of Loans made in Euros which are outstanding on such Borrowing Date).
          (b) Not later than 2:00 p.m., New York City time, on each Calculation Date (so long as any Eurocurrency Loans made in Euros shall be outstanding), the Administrative Agent shall determine the Exchange Rate with respect to Euros as of such Calculation Date and give notice thereof to the relevant Borrowers and the relevant Lenders. The Exchange Rate so determined shall become effective on the next succeeding Reset Date. If, on any Reset Date, (i) the USD Equivalent of the total Revolving Euro Exposures relating to the Borrowers exceeds the Euro Sublimit, (ii) the USD Equivalent of the total Revolving Netherlands Exposures relating to the Netherlands Borrower exceeds the sum of the total Revolving Netherlands Sublimit, (iii) the USD Equivalent of the total Revolving Exposures (excluding Revolving Netherlands Exposure) relating to the Borrowers exceeds the US Borrowing Base, (iv) the USD Equivalent of the total Revolving Netherlands Exposure relating to the Netherlands Borrower exceeds the Netherlands Borrowing Base or (v) the USD Equivalent of the total Revolving Exposures relating to the Netherlands Borrower exceeds the Libbey Europe Sublimit, then each such Borrower shall, within three Business Days after notice thereof from the Administrative Agent, prepay its Revolving Loans in an aggregate USD Equivalent amount equal, when taken together with any contemporaneous prepayment by the other Borrower, to any such excess (such calculation to be made using the Exchange Rate that is effective on such Reset Date); provided that any such prepayment shall be accompanied by accrued interest to the extent required by Section 2.13 but shall be without premium or penalty of any kind (other than any payments required under Section 2.16).
          (c) (A) Any Borrower and any one or more Lenders (including New Lenders (as defined herein)) may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), at any time after the Effective Date, agree that such Lenders shall obtain or increase the amount of their Commitments by executing and delivering to the Administrative Agent an Increasing Lender Supplement specifying (a) the amount of such increase, (b) the sub-amount of such increase, if any, constituting a Revolving Netherlands Sublimit and (c) the applicable Increased Facility Closing Date. Notwithstanding the foregoing, without the consent of the Required Lenders, (i) the aggregate amount of the Commitments may not be increased by an amount greater than $30,000,000 (it being understood that the total amount of all increases shall not exceed $30,000,000 in the aggregate without such consent of the Required Lenders), (ii) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $5,000,000 and (iii) no more than two Increased Facility Closing Dates may be selected by the Borrowers during the term of this Agreement. No increase in the Commitments (or in the Commitment of any Lender), shall become effective under this paragraph unless, (A) on the proposed date of the effectiveness of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (or waived in accordance with Section 9.02), (B) no Default or Event of Default shall have occurred and be occurring and (C) the Administrative Agent shall have received an Increasing Lender Supplement or New Lender Supplement with a certification to this effect. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees in writing to do so in its sole discretion. The Administrative Agent shall promptly give notice to all Lenders of any such increase.
          (B) Any additional bank, financial institution or other entity which, with the consent of the relevant Borrower or Borrowers and the Administrative Agent, elects to become a

“Lender” under this Agreement in connection with any transaction described in Section 2.01(c)(i) shall execute a New Lender Supplement whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
           (C) On each Increased Facility Closing Date, (i) each New Lender and/or the Lender(s) that have increased their Commitments shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its then effective Applicable Percentage of such outstanding Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurocurrency Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of any related Interest Period.
          SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and 2.05.
          (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower Representative may request in accordance herewith, provided that all Eurocurrency Borrowings made on the Effective Date must be made in accordance with Section 2.03(b). Each Swingline Loan to the US Borrower shall be an ABR Loan and each Swingline Loan to the Netherlands Borrower shall bear interest at the Netherlands Swingline Rate. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrowers to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate (USD Equivalent) amount that is an integral multiple of $500,000 and not less than $2,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate (USD Equivalent) amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate (USD Equivalent) amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either by submitting a Borrowing Notice (delivered by hand or facsimile) signed by the Borrower Representative or by telephone (a) in the case of a Eurocurrency Borrowing, not later than noon, Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Local Time, on the date of the proposed Borrowing; provided, that with respect to any Eurocurrency Borrowing proposed to be made on the Effective Date, the Administrative Agent shall not later than noon, Local Time, three Business Days prior to the Effective Date have received a Borrowing Notice and a funding indemnity side letter by each Borrower requesting such Borrowing for the benefit of the Administrative Agent and each Lender reasonably satisfactory to the Administrative Agent, and in case such notice and side letter are not so received by such time, the Borrower shall be deemed to have requested the USD Equivalent of ABR Loans denominated in dollars in lieu of such Eurocurrency Loans; and provided, further, that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Notice shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Notice signed by the Borrower Representative. Each such telephonic and written Borrowing Notice shall specify the following information in compliance with Section 2.01:
     (i) the name of the applicable Borrower;
     (ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
     (iii) the date of such Borrowing, which shall be a Business Day;
     (iv) whether such Borrowing is to be made in dollars or Euros;
     (v) whether such Borrowing is to be made pursuant to the Revolving Netherlands Sublimit;
     (vi) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
     (vii) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Borrowing is specified in such Borrowing Notice, then the requested Borrowing shall be, in the case of a Borrowing requested to be made in dollars, an ABR Borrowing and, in the case of a Borrowing requested to be made in Euros, a Eurocurrency Borrowing with an Interest Period of one month. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Notice in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers in dollars or Euros, on behalf of all Lenders, which the Administrative Agent, in its Permitted

Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by any Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate USD Equivalent amount of Protective Advances outstanding at any time shall not at any time exceed $10,000,000; provided further that, the USD Equivalent amount of Aggregate Credit Exposure shall not exceed the sum of the total Revolving Commitments; provided further that, the USD Equivalent of any Lender’s Revolving Exposure shall not exceed such Lender’s Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. Protective Advances with respect to the US Borrower shall be secured by liens in favor of the Administrative Agent for the benefit of itself, the Issuing Lenders and the Lenders on and to the US Collateral and shall constitute Obligations of the US Borrower. Protective Advances with respect to the Netherlands Borrower shall be secured by the Liens in favor of the Administrative Agent for the benefit of itself, the Issuing Lenders and the Lenders in and to the Collateral and shall constitute Obligations of the Netherlands Borrower hereunder. All Protective Advances shall be, in the case of a Borrowing made in dollars, ABR Borrowings and, in the case of a Borrowing made in Euros, bear interest at an interest rate reasonably determined by the Administrative Agent to compensate the applicable Lenders for such Borrowing in Euros for the applicable period. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability with respect to the Borrower on whose behalf a Protective Advance was made and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to such Borrower (including, with respect to the Netherlands Borrower, pursuant to the Revolving Netherlands Sublimit) to repay such Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
     (b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
     SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time during the Availability Period, in dollars to the US Borrower or in Euros to the Netherlands Borrower, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the USD Equivalent of $15,000,000, (ii) the USD Equivalent of the Aggregate Credit Exposures with respect to the Borrowers exceeding the sum of the total Revolving Commitments, (iii) the USD Equivalent of the total Revolving Exposures with respect to the US Borrower exceeding the US Borrowing Base, (iv) the USD Equivalent of the total Revolving Netherlands Exposure with respect to the Netherlands Borrower exceeding the Netherlands Borrowing Base, or (v) the USD Equivalent of the total Revolving Euro Exposures with respect to the Borrowers exceeding the Euro Sublimit.; provided that (x) the Netherlands Borrower shall not be permitted to borrow more than €7,500,000 in Swingline Loans, (y) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan, and (z) no Swingline Loans shall be made if any Lender or any Borrower has provided written notice to the Administrative Agent of the occurrence of a Default, unless such Default is waived pursuant to Section 9.02. Subject to Section 2.14, each Swingline Borrowing made in Euros shall be comprised entirely of Swingline Loans bearing interest at the Netherlands Swingline Rate. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), in the case of Swingline loans denominated in dollars, not later than noon, Chicago time, or in the case of Swingline Loans denominated in Euros, no later than 11:00 a.m., London time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Representative. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the applicable Funding Account(s) (provided, that such credit shall instead be, in the case at the time of such Borrowing full cash dominion is in effect pursuant to Article VII of the US Security Agreement, to the Collection Account) by 2:00 p.m., Chicago time in the case of the US Borrower, and 11:00 a.m., London time in the case of the Netherlands Borrower, on the requested date of such Swingline Loan.
          (b) The Swingline Lender may (i) on same Business Day written notice given to the Administrative Agent not later than 11:00 a.m., Chicago time, in the case of Swingline Loans denominated in dollars, or (ii) on three Business Day’s written notice given to the Administrative Agent not later than 11:00 a.m., London time, in the case of Swingline Loans denominated in Euros, require the Revolving Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate dollar and/or Euro amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or increase, reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the US Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan made in dollars after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the US Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the US Borrower of any default in the payment thereof. Any amounts received by the Swingline Lender from the Netherlands

Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan made in Euros after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Netherlands Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Netherlands Borrower of any default in the payment thereof.
          (c) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default (which has been waived) and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
          (d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time, in the case of Swingline Loans denominated in dollars, or 12:00 p.m., London time, in the case of Swingline Loans denominated in Euros, on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, in the case of Swingline Loans denominated in dollars, or 2:00 p.m., London time, in the case of Swingline Loans denominated in Euros, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans with respect to the applicable Borrower and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.
          SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the US Borrower to, or entered into by the US Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), The US Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to noon, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension or such shorter period as the Issuing Bank may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the US Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the US Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $30,000,000, (ii) the USD Equivalent of the Aggregate Credit Exposures with respect to the Borrowers shall not exceed the sum of the total Revolving Commitments and (iii) the USD Equivalent of the total Revolving Exposures (excluding Revolving Netherlands Exposures) shall not exceed the US Borrowing Base. No Letter of Credit shall be issued if any Lender or any Borrower has provided written notice to the Administrative Agent of the occurrence of a Default, unless such Default is waived pursuant to Section 9.02
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Maturity Date; provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the US Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the US Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or increase, reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the US Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, Chicago time, on the date that such LC Disbursement is made, if the US Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the US Borrower prior to such time on such date, then not later than noon, Chicago time, on (i) the

Business Day that the US Borrower receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the US Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, the US Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the US Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the US Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the US Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the US Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the US Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the US Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The US Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the US Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the US Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the US Borrower to the extent permitted by applicable law) suffered by the US Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the US Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the US Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the US Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the US Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the US Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the US Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the US Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the US Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the US Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the US Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the US Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the US Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the US Borrower within three Business Days after all such Defaults have been cured or waived.
          SECTION 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that (A) Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent, and (B) in the case at the time of such Borrowing full cash dominion is in effect pursuant to Article VII of the US Security Agreement, all Loans to the US Borrower shall be credited to the Collection Account.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower requesting such Borrowing severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case such Borrower, with respect to a Borrowing made in dollars, the interest rate applicable to ABR Loans and, with respect to a Borrowing made in Euros, at an interest rate applicable to Eurocurrency Borrowings having an Interest Period of one month. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.08.    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Notice in accordance with the terms hereof and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Notice. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that, subject to Section 2.14, Borrowings made in Euros may not be converted to a different Type. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Notice would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
                    (i) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
     (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall, in the case of a Borrowing made in dollars, be converted to an ABR Borrowing and, in the case of a Borrowing made in Euros, converted to a Eurocurrency Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as a Default is continuing (i) no outstanding Borrowing made in dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall, in the case of a Borrowing made in dollars, be converted to an ABR Borrowing and, in the case of a Borrowing made in Euros, continued with an Interest Period of one month, in each case, at the end of the Interest Period applicable thereto.

          SECTION 2.09.    Reduction or Termination of Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.
          (b) The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, from time to time, to reduce the amount of the Commitments; provided that no such reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Availability with respect to either Borrower would be less than zero. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.
          (c) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 103% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees and (iv) the payment in full of all outstanding reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
          (d) The Borrower Representative shall notify the Administrative Agent of any election to terminate the Commitments under paragraph (c) of this Section at least three Business Days prior to the effective date of such termination or such shorter period as may be agreed by the Administrative Agent, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.
          SECTION 2.10.    Repayment and Amortization of Loans; Evidence of Debt (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date, (b) the US Borrower unconditionally promises to pay to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, (c) the US Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan in dollars on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least four Business Days after such Swingline Loan is made and (d) the Netherlands Borrower hereby unconditionally promises to pay the Swingline Lender the then unpaid principal amount of each Swingline Loan in Euros on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least four Business Days after such Swingline Loan is made.
          (b) At all times that full cash dominion is in effect pursuant to Article VII of the US Security Agreement, on each Business Day, the Administrative Agent shall apply all immediately available funds credited to the Collection Account in respect of each applicable Borrower the previous Business Day first with respect to the U.S. Borrower, to prepay any Protective Advances that may be outstanding, second to prepay the Revolving Loans (including Swing Line Loans) made to such Borrower and third to cash collateralize outstanding LC Exposure in respect of such Borrower.

          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
          (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower to which such Loan is made shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) except to the extent that such Lender returns such promissory note or notes for cancellation and requests that such Loans be evidenced as set forth in Section 2.10(c) and (d).
          SECTION 2.11.    Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section.
          (b) Notwithstanding Section 2.10(b), and without limitation thereof, except to the extent resulting from changes of the Exchange Rate for Euros after the immediately preceding Reset Date, in the event and on such occasion that (i) the USD Equivalent of the Aggregate Credit Exposure with respect to the Borrowers exceeds the sum of the total Revolving Commitments, (ii) the USD Equivalent of the Revolving Exposures (excluding Revolving Netherlands Exposure) exceeds the US Borrowing Base, (iii) the USD Equivalent of the total Revolving Euro Exposures with respect to the Borrowers exceeds the Euro Sublimit, (iv) the USD Equivalent of the total Revolving Netherlands Exposure with respect to the Netherlands Borrower exceeds the sum of the total Revolving Netherlands Sublimit, (v) the USD Equivalent of the total Revolving Netherlands Exposure relating to the Netherlands Borrower exceeds the Netherlands Borrowing Base or (vi) the USD Equivalent of the total Revolving Exposures relating to the Netherlands Borrower exceeds the Libbey Europe Sublimit then each such Borrower shall prepay its Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate USD Equivalent amount equal, when taken together with any contemporaneous prepayment by the other Borrower, to such excess.
          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds; provided that any Net Proceeds received in respect of a Prepayment Event arising with respect to assets of the Netherlands Borrower or any of its

Subsidiaries organized under the laws of the Netherlands shall only be applied to the mandatory prepayment of the Netherlands Loans.
          (d) All such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances with respect to the applicable Borrower that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans) without any reduction in Revolving Commitments.
          (e) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder other than any prepayment pursuant to Section 2.10(b) or 2.11(b) (i) in the case of prepayment of a Eurocurrency Borrowing, not later than noon, Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than noon, Local Time, one Business Day before the date of the prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than noon, Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
          SECTION 2.12.    Fees. (a) The US Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of such Lender’s Applicable Percentage of the Available Commitment during the period from and including the Effective Date to but excluding the date on which the Lenders’ Commitments terminate. Accrued commitment fees shall be payable in arrears on the first day of each April, July, October and January and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
          (b) The US Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the third Business Day following such last day, commencing on July 16, 2006; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
          (c) The Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          SECTION 2.13.    Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%; provided that any Protective Advance made in Euros shall bear interest at an interest rate reasonably determined by the Administrative Agent to compensate the applicable Lenders for such Borrowing in Euros for the applicable period plus 2%.
          (d) Notwithstanding the foregoing, during the occurrence and continuance of (A) an Event of Default, upon notice by the Required Lenders to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates) or (B) a Default of the type described in Section 8(a), (h) or (i), (X) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section and (Y) any participation fee payable pursuant to Section 2.12 with respect to participations in Letters of Credit shall accrue at 2% plus the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans as provided hereunder. Notwithstanding the foregoing, if any interest on any Loan or any fee or other amount (other than in respect of principal of the Loans or any participation fee payable pursuant to Section 2.12 with respect to participations in Letters of Credit) payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to the proviso to paragraph (c) or paragraph (d) of this Section or otherwise at an interest rate reasonably determined by the Administrative Agent shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or by reference to an interest rate reasonably determined by the Administrative Agent shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or any other interest rate applicable in accordance with the terms hereof shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.
          SECTION 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Notice requests a Eurocurrency Borrowing denominated in dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Notice requests a Eurocurrency Borrowing denominated in Euros, such Borrowing shall be made as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent to compensate the applicable Lenders for such Borrowing in Euros for the applicable period.
            SECTION 2.15.    Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then such Borrower will pay to such Lender or the Issuing Bank, as the case may be, the minimum additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on a Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time such Borrower will pay to such Lender or the Issuing Bank, as the case may be, the minimum additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. Such Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that such Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, such Borrower shall compensate each affected Lender for the loss, cost and expense actually incurred by such Lender and attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall not exceed an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

          SECTION 2.17.    Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) The Borrowers shall pay any Other Taxes applicable to such Borrower to the relevant Governmental Authority in accordance with applicable law.
          (c) Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower to which it makes a loan is organized or a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower Representative, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate of withholding.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental

Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.
          (g) Each Lender that makes a Loan to the US Borrower that is not a Foreign Lender with respect to the US Borrower shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower Representative, a properly completed and executed IRS Form W-9 (or applicable successor form) certifying that such Lender is not subject to backup withholding.
          (h) If, at the time any Lender is requested to make any Loan hereunder, the then outstanding principal balance of all Loans and outstanding Letters of Credit is less than $4,000,000 (such requested Loan, a “Taxable Advance”), Borrowers shall pay any applicable mortgage recording tax, to the extent required by applicable law, on that portion of the Taxable Advance which equals the difference between such then outstanding principal balance of all Loans and outstanding Letters of Credit prior to the Taxable Advance and $4,000,000. As of the date such Taxable Advance is requested, the Borrowers shall furnish Administrative Agent with such documentation and affidavits as Administrative Agent shall reasonably request together with an affidavit, substantially in the form of Exhibit M attached hereto, signed by a Financial Officer, stating that all applicable mortgage recording tax, to the extent required by applicable law, due in connection with such Taxable Advance has been paid. Any such Taxable Advance shall thereafter be deemed to be the last amount repaid of the then principal balance of all Loans outstanding.
          SECTION 2.18.    Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, in the case of Loans denominated in dollars, or 2:00 p.m., London time, in the case of Loans denominated in Euros, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars or Euros, as applicable. At all times that full cash dominion is in effect pursuant to Article VII of the US Security Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral pledged to secure any Borrower’s Obligations shall be applied in whole or in part against such Borrower’s Obligations, on the Business Day after receipt, subject to actual collection.
          (b) Subject to Section 9.20 hereof, any proceeds of Collateral received by the Administrative Agent on behalf of any Borrower or any Loan Party (shall, if received in its capacity as a depositing bank be applied as set forth in the applicable Deposit Account Control Agreement) and any other such proceeds (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower making such payment), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due including amounts then due to the Administrative Agent and the Issuing Bank from such Borrower (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from such Borrower (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances made to or on behalf of such Borrower, fourth, to pay the principal of such Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans made to or on behalf of such Borrower (other than the Protective Advances and unreimbursed LC Disbursements in respect of Letters of Credit requested by such Borrower), seventh, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit requested by such Borrower and the aggregate amount of any unpaid LC Disbursements in respect of Letters of Credit requested by such Borrower, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Obligations of such Borrower, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by such Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative and except as set forth in Section 2.01(c), Section 2.10 and Section 2.11, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class made to any Borrower, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, such Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations of such Borrower.
          (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents by any Borrower, may be paid from the proceeds of Borrowings made hereunder by such Borrower whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing by such Borrower for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents (after the expiration of any grace or cure periods with respect to such other amounts) by such Borrower and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested by such Borrower pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of such Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents by such Borrower.
          (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Subject to Section 9.20 hereof, each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     (e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that any Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid; provided that as between the Loan Parties, the Administrative Agent and such Lender, such amounts received by the Administrative Agent and paid by the Loan Parties for the account of such Lender shall be considered applied to the obligations intended to be paid by the Loan Parties.
      SECTION 2.19.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:
     (i) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (y) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and such Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);
     (ii) such Borrower may, at their sole expense and effort, require such Lender or any Lender that defaults in its obligation to fund Loans hereunder (herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (y) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.
                (b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment or waiver which pursuant to the terms of Section 9.02 requires the consent of all Lenders or of all Lenders directly affected thereby and with respect to which the Required Lenders shall have granted their consent, then the US Borrower shall be permitted to replace such Non-Consenting Lender (unless such Non-Consenting Lender grants such consent); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vi) any such replacement shall not be deemed to be a waiver of any rights that the US Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
                SECTION 2.20.    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations of any Borrower, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Each Loan Party represents and warrants to the Lenders that after giving effect to the transactions on the Effective Date, including the Acquisition:
          SECTION 3.01.    Organization; Powers. Each of the Loan Parties and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent the concept of “good standing” is recognized thereunder), (b) except where the failure to have such power and authority could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and (c) is in good standing in, every jurisdiction where such qualification is required except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.02.    Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or organizational powers and have been duly authorized by all necessary organizational and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          SECTION 3.04.    Financial Condition; No Material Adverse Change. (a) Holdings has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by Ernst & Young, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2005.

          SECTION 3.05. Properties. (a) As of the date of this Agreement, Schedule 3.05 (i) sets forth the address of each parcel of real property that is owned or leased by any Loan Party (other than Holdings) and (ii) identifies any such parcel of owned real property with respect to which the Loan Documents will not, as of the Effective Date, create legal and valid Liens on such parcel of real property and all of the buildings, improvements, structures and fixtures located on such parcel of real property in accordance with the terms and conditions of the Loan Documents (each, a “Non-Mortgaged Property”). Except as could not reasonably be expected to have a Material Adverse Effect, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and, to the knowledge of the applicable Loan Party, no default by any party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.
          (b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and its Subsidiaries owns, or is licensed to use, all Intellectual Property used in its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.
          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that directly involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters and except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          SECTION 3.07. Compliance with Laws and Agreements. (a) Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          (b) If the Netherlands Borrower or any Netherlands Loan Guarantor is a credit institution (kredietinstelling) under the Netherlands Banking Act, such party is in compliance with the applicable provisions of the Netherlands Banking Act and any implementing regulation, including the Netherlands Exemption Regulation.

          SECTION 3.08. Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09. Taxes. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes shown thereon, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has established adequate reserves determined in accordance with GAAP. There are no proposed Tax deficiencies or assessments that, in the aggregate, are material to each Loan Party and its Subsidiaries, taken as a whole. There are no liens for any material Taxes on any assets of each Loan Party and its Subsidiaries.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, either individually or together with one or more such Plans, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan or Plans.
          SECTION 3.11. Disclosure. Neither the information contained in the Information Memorandum nor in any of the other reports, the financial statements, certificates or other information (including public filings of Holdings) furnished by or on behalf of the any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) taken as a whole contains any untrue statement of a material of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which such statements were made not misleading; provided that, with respect to pro forma and projected financial information, the Borrowers and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered in light of the circumstances when made and, if such pro forma and projected financial information was delivered prior to the Effective Date, as of the Effective Date.
          SECTION 3.12. Reserved
          SECTION 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, each Loan Party will be Solvent, (i) the fair value of the assets of such Loan Party, at a fair valuation, at such time exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Loan Party at such time are greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Loan Party at such time is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Loan Party at such time does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is then conducted and is proposed to be conducted thereafter.
          (b) No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
          SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers and Holdings believe that the insurance maintained by or on behalf of the US Borrower and its Subsidiaries is adequate.
          SECTION 3.15. Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to Holdings of each and all of Holdings’ Subsidiaries, (b) a true and complete listing of each class of each of the Loan Parties’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Holdings and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.
          SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing, in the case of the Liens created under the US Collateral Documents, the Secured Obligations and, in the case of the Liens created under the Netherlands Collateral Documents, the Netherlands Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) liens permitted by Section 6.02, to the extent any such liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral, and provided that, with respect to the Netherlands Collateral Documents, any required notification (mededeling), registration (registratie of inschrijving) or waiver (afstand van recht), as contemplated by the Netherlands Collateral Documents for purposes of the perfection of the security interests purported to be created by such documents, has been duly and timely made, completed or obtained.
          SECTION 3.17. Employment Matters. As of the Effective Date, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.
          SECTION 3.18. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party and each of the other Transactions is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
          SECTION 3.19. Intellectual Property. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect, nor does any Loan Party or its Subsidiaries know of any valid basis for any such claim. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the use of Intellectual Property by each Loan Party and its Subsidiaries does not infringe on the rights of any Person in any material respect.
          SECTION 3.20. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the relevant Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          SECTION 3.21. Senior Indebtedness. The Obligations of the US Loan Parties constitute permitted secured “Indebtedness” qualifying as “Pari Passu Indebtedness” or “Guarantor Pari Passu Indebtedness”, as applicable, under the Second Lien Senior Notes Indenture (as each such term is defined thereunder) and permitted secured “Indebtedness” qualifying as “Senior Indebtedness” or “Guarantor Senior Indebtedness”, as applicable, under the Third Lien Senior Notes Indenture (as each such term is defined thereunder).
ARTICLE IV
CONDITIONS
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) Credit Agreement and Loan Documents; Legal Opinions. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the other Loan Documents (other than Loan Documents including Mortgages in respect of the Non-Mortgaged Properties that pursuant to the express terms thereof are not contemplated to be executed and delivered on the Effective Date) and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and such other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and (iii) written opinion(s) of (A) the Loan Parties’ special New York and Dutch counsels and (B) the Administrative Agent’s special Dutch counsel, in each case, addressed to the Administrative Agent, the Issuing Bank and the Lenders.
     (b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of Holdings for the December 31, 2004 and December 31, 2005 fiscal years, (ii) unaudited interim consolidated financial statements of Holdings for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and (iii) satisfactory projections through 2010.
     (c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary or, as the case may be, its managing directors, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party, or such other Persons authorized to sign on behalf of such Loan Party, authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including, if applicable, the certificate or articles of incorporation or organization of each Loan Party certified, if applicable, by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement or, as the case may be, its articles of association, and (ii) to the extent available in such jurisdiction, a long form good standing certificate for each Loan Party from its jurisdiction of organization.
     (d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a financial officer of Holdings, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, and (ii) stating that the representations and warranties contained in Article III are true and correct as of such date.
     (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable out-of-pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
     (f) Lien Searches. Other than with regard to the Netherlands jurisdiction, the Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
     (g) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

     (h) Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of each Borrower (with respect to such Borrower, a “Funding Account”) to which the Administrative Agent and the Lenders are authorized by the Borrowers to transfer the proceeds of any Borrowings by such Borrower requested or authorized pursuant to this Agreement.
     (i) Customer List. The Administrative Agent shall have received a true and complete Customer List.
     (j) Control Agreements. The Administrative Agent shall have received each Deposit Account Control Agreement with respect to Accounts held with the Administrative Agent required to be provided pursuant to Section 4.14 of the US Security Agreement.
     (k) Solvency. The Administrative Agent shall have received a solvency certificate with respect to all Loan Parties (other than Holdings) from a Financial Officer of the US Borrower and, with respect to Holdings, from a Financial Officer of Holdings to the effect that the Loan Parties are, and after giving effect to the Acquisition and the incurrence of all indebtedness and obligations being incurred in connection herewith and therewith (including the Senior Notes) will be and will continue to be Solvent.
     (l) Borrowing Base Certificate. The Administrative Agent shall have received an Aggregate Borrowing Base Certificate which calculates the Aggregate Borrowing Base and Borrowing Base Certificates which calculate the respective Borrowing Bases of the Borrowers, in each case as of the end of the most recent month which has ended at least 10 days prior to the Effective Date with customary supporting documentation and supplemental reporting reasonably satisfactory to the Administrative Agent.
     (m) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, the Aggregate Availability (including, for purposes of this clause (m), the Specified Properties in the determination of the US Borrowing Base) plus cash and cash equivalents subject to a Deposit Account Control Agreement shall not be less than $40,000,000.
     (n) Senior Notes. The Borrowers shall have received gross proceeds of at least (i) $299,880,000 in consideration of the issuance of the new Second Lien Senior Notes and (ii) $99,960,000 in consideration of the issuance of the new Third Lien Senior Notes, both upon terms and conditions satisfactory to the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall have received true copies of the executed Senior Notes Indentures and the Second Lien Registration Rights Agreement.
     (o) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the US Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the US Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (p) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
     (q) Environmental Reports. The Administrative Agent shall have received an environmental review reports requested with respect to the real properties of each Loan Party specified by the Administrative Agent from firm(s) selected and engaged by the Administrative Agent, which review reports shall be acceptable to the Administrative Agent. Any environmental hazards or liabilities identified in any such environmental review reports shall indicate the Loan Parties’ plans with respect thereto.
     (r) Appraisals. The Administrative Agent shall have received appraisals of the Inventory, Equipment, Eligible Real Property and Post-closing Mortgaged Property of each Loan Party from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals to include, without limitation, information required by applicable law and regulations, which appraisals shall be acceptable to the Administrative Agent.
     (s) Mortgages, etc. The Administrative Agent shall have received, with respect to each parcel of real property (other than any Non-Mortgaged Property) owned by a Loan Party (other than Holdings) in favor of the Administrative Agent, each of the following, in form and substance reasonably satisfactory to the Administrative Agent:
     (i) a Mortgage on such property which mortgage shall, upon recordation in the applicable filing office, create a valid and enforceable first priority Lien, subject to Liens permitted by Section 6.02, in favor of the Administrative Agent for the benefit of itself and the Lenders;
     (ii) except with respect to any parcel of real property located outside of the United States, ALTA or other mortgagee’s title policy;
     (iii) except with respect to any parcel of real property located outside of the United States, either (a) an ALTA survey prepared and certified to the Administrative Agent by a surveyor reasonably acceptable to the Administrative Agent or (b) a title insurance policy of the type referred to in clause (ii) above not containing an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy);
     (iv) an opinion of counsel in the state in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and
     (v) such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.
     (t) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 4.12 of the Security Agreements.

     (u) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.
     (v) Approvals. All governmental and third party approvals necessary in connection with the execution of the Loan Documents, the Transactions, the Acquisition and the continuing operations of each Borrower and its Subsidiaries shall have been obtained on terms reasonably satisfactory to the Administrative Agent, and shall be in full force and effect.
     (w) Due Diligence. The Administrative Agent shall have completed, and shall be satisfied with the results of, all business, legal, tax and regulatory due diligence, and the corporate structure, capital structure, other debt instruments, material accounts and governing documents of Holdings, each Borrower and its Subsidiaries (both before and after giving effect to the Acquisition) shall be acceptable to the Administrative Agent.
     (x) The Acquisition. The Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement (and no material terms shall have been waived or otherwise modified without the consent of the Administrative Agent, which consent shall not be unreasonably withheld) and there shall not be any pending or threatened legal or governmental proceedings with respect to the Acquisition. The Administrative Agent shall have received true copies of the executed Acquisition Agreement, all modifications thereof and all other material documentation related thereto.
     (y) The Administrative Agent shall have received all information and/or documentation that the Administrative Agent, in its reasonable discretion, considers necessary or desirable in connection with the Netherlands Collateral.
     (z) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank or their counsel may have reasonably requested, all in form and substance reasonably acceptable to the Administrative Agent, the Issuing Bank and their counsel.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 4:00 p.m., Chicago time, on June 16, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrowers set forth in this Agreement that are qualified by materiality shall be true and correct and the representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent that such representation or warranty expressly relates to an earlier date, in which case it shall be true and correct as of such date.

     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
     (c) After giving effect to any Borrowing or the issuance of any Letter of Credit, (i) the USD Equivalent of the Aggregate Credit Exposure does not exceed the sum of the total Revolving Commitments, (ii) the USD Equivalent of the total Revolving Exposures (excluding Revolving Netherlands Exposures) does not exceed the US Borrowing Base, (iii) the USD Equivalent of the total Revolving Euro Exposures with respect to the Borrowers does not exceed the Euro Sublimit, (iv) the USD Equivalent of the total Revolving Netherlands Exposures does not exceed the sum of the total Revolving Netherlands Sublimit, (v) the USD Equivalent of the total Revolving Netherlands Exposure does not exceed the Netherlands Borrowing Base and (vi) the USD Equivalent of the total Revolving Exposures relating to the Netherlands Borrower does not exceed the Libbey Europe Sublimit.
Except with respect to Protective Advances and the Settlement of Swingline Loans, each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated, cash collateralized or backstopped and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, with the Lenders that:
          SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:
     (a) within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants. Notwithstanding the foregoing, in the event that the US Borrower delivers an annual report on Form 10-K of Holdings for such fiscal year the Borrowers will be deemed to have delivered the financial statements required by this Section 5.01(a) on the date of such filing;
     (b) within 55 days after the end of each of the first three fiscal quarters of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, in the event that the US Borrower delivers a quarterly report on Form 10-Q of Holdings for such fiscal quarter, the Borrowers will be deemed to have delivered the financial statements required by this Section 5.01(b) on the date of such filing;
     (c) within 30 days after the end of each fiscal month of Holdings, its consolidated balance sheet, statements of cash flows and income statement as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;
     (d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit G (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance (if applicable) with Section 6.15 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that would affect the financial statements accompanying such certificate and specifying the effect of such change on the financial statements accompanying such certificate;
     (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
     (f) as soon as available, but in any event not more than 60 days after the end of each fiscal year of Holdings, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of Holdings for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
     (g) as soon as available but in any event within 20 days of the end of each calendar month (and, during any Restriction Period, each calendar week), and at such other times as may be reasonably requested by the Administrative Agent, as of the period then ended, an Aggregate Borrowing Base Certificate, together with a Borrowing Base Certificate for each Borrower which calculates such Borrower’s Borrowing Base, and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base of any Borrower as the Administrative Agent may reasonably request; and the PP&E Component of the Borrowing Base shall be updated (i) from time to time upon receipt of periodic valuation updates received from the Administrative Agent’s asset valuation experts, (ii) concurrent with the sale of or entry into a binding commitment to sell (other than to another Loan Party) any assets constituting part of the PP&E Component, or (iii) in the event any material assets are idled for any reason other than routine maintenance or repairs for a period in excess of ten (10) consecutive days;

     (h) as soon as available but in any event within 20 days of the end of each calendar month (and, during any Restriction Period, each calendar week) and at such other times as may be reasonably requested by the Administrative Agent, as of the period then ended, all delivered in a manner reasonably acceptable to the Administrative Agent:
     (i) a detailed aging of the Accounts of each Loan Party (other than Holdings) (1) including lists of all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate of each Borrower delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the balance due for each Account Debtor;
     (ii) a schedule detailing the Inventory of each Loan Party (other than Holdings), in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by each Loan Party (other than Holdings) since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by each Loan Party (other than Holdings) and complaints and claims made against the Borrowers), and (3) reconciled to the Borrowing Base Certificate of each Borrower delivered as of such date;
     (iii) a worksheet of calculations prepared by each Loan Party (other than Holdings) to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;
     (iv) a reconciliation of the Accounts and Inventory of each Loan Party (other than Holdings) between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and
     (v) a reconciliation of the loan balance per each Borrower’s general ledger to the loan balances under this Agreement;
     (i) as soon as available but in any event within 20 days of the end of each calendar month and at such other times as may be reasonably requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrowers’ and the other Loan Parties’ accounts payable, delivered in a manner reasonably acceptable to the Administrative Agent;
     (j) promptly upon the Administrative Agent’s request:
     (i) copies of invoices in connection with the invoices issued by any Loan Party in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

     (ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and
     (iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;
     (k) as soon as available but in any event within 20 days of the end of each calendar month (and during any Restriction Period, each calendar week) and at such other times as may be reasonably requested by the Administrative Agent, as of the period then ended, each Loan Party’s sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;
     (l) within 20 days of each March 31 and September 30, an updated customer list for each Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number, delivered in a manner reasonably acceptable to the Administrative Agent, and shall be certified as true and correct by a Financial Officer of the Borrower Representative;
     (m) within 20 days of the first Business Day of each March, a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization (to the extent available in such jurisdiction);
     (n) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, waiver or other modification other than a supplement to add additional guarantors with respect to the Senior Notes or the Second Lien Registration Rights Agreement;
     (o) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, any Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and
     (p) promptly following any request therefor, such other reasonably available information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02. Notices of Material Events. The Borrowers and Holdings will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) receipt of any written notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws involving liability in excess of $5,000,000, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $5,000,000, or (vii) involves any product recall;

     (c) any Lien (other than Liens permitted by Section 6.02) or asserted against any of the Collateral;
     (d) any loss, damage, or destruction to the Collateral in the amount of $2,500,000 or more, whether or not covered by insurance;
     (e) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $2,500,000; and
     (f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, except as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted or enterprises reasonably related thereto or reasonable extensions thereof.
          SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except (a) where the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) where such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto if and to the extent required by GAAP or (c) as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties. Except as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
          SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP, are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice during normal business hours, to visit and inspect its properties, to conduct field examinations, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however that Financial Officers of the Borrowers shall be entitled to participate in any discussion or meeting with the accountants and absent the continuance of an Event of Default, not more than two visits shall occur in any fiscal year (it being understood without limitation of the foregoing that there shall be no limitation on the frequency of such visits and inspections (x) if an Event of Default shall have occurred and be continuing or (y) such visit and/or inspection is paid for by the relevant Lender). After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Administrative Agent and each Lender with contact information relating to its suppliers. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
          SECTION 5.07. Compliance with Laws. Except as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property.
          SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to finance the Acquisition, the refinancing of existing indebtedness, fees and expenses relating to the foregoing and for other general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A+ by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon reasonable request of the Administrative Agent, a certificate evidencing the insurance so maintained.
          SECTION 5.10. [Reserved].
          SECTION 5.11. Appraisals. At any time that the Administrative Agent requests, each of the Borrowers will, and will cause each Subsidiary to, provide the Administrative Agent with appraisals or updates thereof of their Inventory, Equipment and Eligible Real Property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, one such appraisal per calendar year shall be at the sole expense of the Loan Parties.
          SECTION 5.12. Depository Banks. Each of the Borrowers will, and will cause each Subsidiary to, maintain the Administrative Agent, one of the Lenders or a bank reasonably acceptable to the Administrative Agent as its principal depository bank (it being understood that each Borrower may have a different principal depository bank), including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.
          SECTION 5.13. Environmental Laws. Except as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Borrowers will, and will cause each Subsidiary to:

     (a) comply with, all applicable Environmental Laws, and obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and
     (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          SECTION 5.14. Additional Collateral; Further Assurances. (a) Subject to applicable law, (i) the US Borrower and each Subsidiary that is a US Loan Party shall cause each of its domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a US Loan Party and (ii) the Netherlands Borrower and each Subsidiary that is a Netherlands Loan Party shall cause each of its Subsidiaries that is organized under the laws of The Netherlands and is formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Netherlands Loan Party, in each case by executing the Joinder Agreement set forth as Exhibit H hereto (the “Joinder Agreement”) by the earlier of (I) the date that any such Subsidiary guarantees any obligations under the Senior Notes and (II) the date that is ten (10) days after the formation or acquisition of such Subsidiary. Upon execution and delivery thereof, each such Person (i) that is organized under the laws of the United States (A) shall automatically become a US Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in each such capacity under the Loan Documents and (B) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the United States owned by such Loan Party with a fair market value in excess of $1,000,000 and (ii) that is organized under the laws of The Netherlands (A) shall automatically become a Netherlands Loan Guarantor hereunder thereupon shall have all of the rights, benefits, duties, and obligations in each such capacity under the Loan Documents and (B) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Netherlands Collateral, including any parcel of real property owned by such Netherlands Loan Party with a fair market value in excess of $1,000,000.
          (b) Each US Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the US Borrower or any domestic Subsidiary, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the US Collateral Documents as the Administrative Agent shall reasonably request.
          (c) Each Netherlands Loan Party will cause 100% of the issued and outstanding Equity Interests of (i) each of its Subsidiaries that is organized under the laws of the Netherlands and (ii) each of its direct Subsidiaries that is not organized under the laws of the Netherlands to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Netherlands Collateral Documents (or in the case of (ii) above, similar terms and conditions) as the Administrative Agent shall reasonably request.
          (d) Without limiting the foregoing, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents to the extent required by the Collateral Documents, all at the expense of the applicable Loan Party.
          (e) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Borrower or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under any Security Agreement that become subject to the Lien in favor of the applicable Administrative Agent upon acquisition thereof), the Borrower Representative will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the US Borrower or Netherlands Borrower, as applicable, will cause such assets to be subjected to a Lien securing the Secured Obligations or the Netherlands Secured Obligations, respectively, in accordance with and subject to the terms of the US Collateral Documents or the Netherlands Collateral Documents, as applicable, and will take, and cause its Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (d) of this Section, all at the expense of the applicable Loan Party.
          SECTION 5.15. Postclosing Mortgaged Properties. Each Loan Party will, and will cause each Subsidiary to, cause to be delivered to the Administrative Agent with respect to each Postclosing Mortgaged Property within thirty (30) days following the Effective Date (or, if applicable, in the case of the property located at 101 Traex Plaza, Dane, Wisconsin, by February 28, 2007); provided however that the Administrative Agent may extend such time in its discretion without obtaining the consent of the Lenders, each of the following:
          (a) a Mortgage executed by the Loan Party owning such Postclosing Mortgaged Property substantially in the form of, with respect to a US Mortgage, Exhibit J and, with respect to a Netherlands Mortgage, Exhibit K, which Mortgage shall, upon recordation in the applicable filing office, create a valid and enforceable first priority Lien in favor of the Administrative Agent for the benefit of itself and the Lenders;
          (b) with respect to any parcel of real property located in the United States, ALTA or other mortgagee’s title policy;
          (c) with respect to any parcel of real property located in the United States, either (a) an ALTA survey prepared and certified to the Administrative Agent by a surveyor reasonably acceptable to the Administrative Agent or (b) a title insurance policy of the type referred to in clause (c) above not containing an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy);
          (d) a certificate, signed by the chief financial officer of Holdings, dated as of the date of delivery of the Mortgage provided for in this Section 5.15 and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent;
          (e) a solvency certificate with respect to Holdings from a Financial Officer of Holdings to the effect that the Loan Parties are and will continue to be Solvent;

          (f) an opinion of special counsel to such Loan Party dated as of the date of delivery of the Mortgage provided for in this Section 5.15 and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent (which opinion shall include opinions regarding such Loan Party and Mortgage substantially similar to the opinions of special counsel delivered pursuant to Section 4.1(a));
          (g) to the extent not previously delivered to the satisfaction of the Administrative Agent, current copies of the organizational documents (such as, if applicable, a certificate or articles of incorporation) and operating documents (such as, if applicable, by-laws or an operating, management or partnership agreement) of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such organizational documents, operating documents or applicable law, of the shareholders, members or partners) of such Loan Party authorizing the actions and the execution and delivery of documents described in this Section 5.15; and
          (h) such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.
          SECTION 5.16. Interest Rate Protection. No later than 60 days after the Effective Date (or such longer period as the Administrative Agent may agree), the U.S. Borrower will enter into Swap Agreements to the extent necessary to provide that at least 50% of the aggregate principal (USD Equivalent) amount of the sum of (a) the Senior Notes and (b) $47,000,000 is subject to either a fixed interest rate or interest rate protection for a period of not less than three years (collectively, the “Required Swap Agreements”), which Swap Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.
          SECTION 5.17. Post-Closing Matters. The Borrowers will, or will cause the Loan Parties to, furnish to the Administrative Agent the items set forth on Schedule 5.17 by the relevant date specified on Schedule 5.17.
          SECTION 5.18. USA PATRIOT Act. The Borrowers shall and shall cause the other Guarantors to promptly, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”).
ARTICLE VI
NEGATIVE COVENANTS
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated or have been cash-collateralized or backstopped and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
          SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

     (a) the Secured Obligations;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;
     (c) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
     (d) Guarantees in the ordinary course of business by Holdings or any Borrower of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of Holdings, any Borrower or any other Subsidiary, provided that (i) any Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by Holdings, any Borrower or any Subsidiary that is a Loan Party of Indebtedness or other obligations of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees of Indebtedness permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
     (e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $5,000,000 at any time outstanding;
     (f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (e), (p) and (q) hereof; provided that, (i) the principal amount (other than by an amount equal to accrued interest, premium and fees and expenses paid in connection with such refinancing) or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor taken as a whole thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;
     (g) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
     (h) Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, warranties, indemnities and similar obligations, in each case provided in the ordinary course of business;
     (i) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $2,500,000 at any time outstanding;
     (j) other unsecured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Borrowers’ Subsidiaries permitted by this clause (j) shall not exceed $5,000,000 at any time outstanding;
     (k) Indebtedness in respect of (i) the Second Lien Senior Notes (and any related exchange notes issued pursuant to the Second Lien Registration Rights Agreement and any related Guarantees of either of them) in an aggregate principal amount not exceeding $306,000,000 at any one time outstanding and (ii) the Third Lien Senior Notes (and any related Guarantees) in an aggregate principal amount not exceeding $102,000,000 plus increases in such principal amount through the issuance of payment-in-kind notes pursuant to the terms thereof at any one time outstanding;
     (l) the Required Swap Agreements and any Swap Agreements permitted under Section 6.07;
     (m) Indebtedness arising from agreements providing for customary indemnification, adjustment of purchase price or similar obligations incurred or assumed in connection with any dispositions permitted hereunder;
     (n) Indebtedness represented by earnout provisions in acquisition agreements in connection with any acquisitions permitted hereunder;
     (o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of incurrence;
     (p) Indebtedness incurred by any Subsidiaries that are not Subsidiary Guarantors (and any related Guarantees by Holdings or the Borrowers of such Indebtedness) in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;
     (q) Indebtedness of Libbey Glassware (China) Co., Ltd. or another Subsidiary organized under the laws of the People’s Republic of China in an aggregate principal amount not to exceed the U.S. dollar equivalent of $40,000,000 at any time outstanding and any Guarantees of such Indebtedness by Holdings and/or the US Borrower; and
     (r) Indebtedness of Holdings permitted by Section 6.04(q).

          SECTION 6.02.    Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Liens created pursuant to any Loan Document;
     (b) Permitted Encumbrances;
     (c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (d) Liens on fixed or capital assets and proceeds thereof acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
     (e) any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
     (g) Liens arising out of sale and leaseback transactions permitted by Section 6.06;
     (h) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
     (i) Liens securing Indebtedness permitted by Section 6.01(p) and 6.01(q) hereof;
     (j) Liens on assets of Holdings, the US Borrower and its Subsidiaries securing Indebtedness permitted by Section 6.01(k) and other obligations pursuant to the Senior Notes Indentures and documents entered into in connection therewith; provided that the Administrative Agent has a first priority Lien on such assets pursuant to the Collateral Documents (subject to the Intercreditor Agreement); and
     (k) Liens securing other obligations in an aggregate principal amount outstanding at any one time not to exceed $2,500,000.

          SECTION 6.03.    Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge, consolidate, liquidate or dissolve into a Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Loan Party (other than a Borrower) may merge, consolidate, liquidate or dissolve into any Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may merge, consolidate, liquidate or dissolve into a Loan Party or another Subsidiary which is not a Loan Party or liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
          (b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto and reasonable extensions thereof.
          (c) Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrowers, Subsidiaries of the Borrowers and activities incidental thereto, including, without limitation, employee stock options and responsibilities of a public company. Holdings will not own or acquire any assets (other than Equity Interests of the Borrowers and the cash proceeds of any Restricted Payments permitted by Section 6.08 or loans permitted by Section 6.04) or incur any liabilities (other than liabilities under the Loan Documents and liabilities reasonably incurred in connection with its maintenance of its existence and Guarantees and other Indebtedness permitted under Section 6.01, including, without limitation, liabilities and liens granted with respect to the Senior Notes Indentures and liabilities with respect to debt of Libbey Glassware (China) Co. Ltd).
          SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
     (a) Permitted Investments which, unless held in Non-Restricted Accounts, are subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;
     (b) investments in existence on the date of this Agreement and described in Schedule 6.04;
     (c) investments by Holdings in the Borrowers and by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the respective Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.14) and (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d), outstanding Guarantees permitted under the proviso to Section 6.04(e)(i) and the Fair Market Differential arising from transactions permitted by the proviso to clause (b) of Section 6.05) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (d) loans or advances made by any Borrower to any Subsidiary and made by any Subsidiary to any other Borrower or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the US Security Agreement or, in the case of a Netherlands Loan Party, any such loans and advances made are pledged pursuant to the relevant Netherlands Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c), outstanding Guarantees permitted under the proviso to Section 6.04(e)(i) and the Fair Market Differential arising from transactions permitted by the proviso of clause (b) of Section 6.05) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (e) (i) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c), outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and the Fair Market Differential arising from transactions permitted by the proviso of clause (b) of Section 6.05) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (ii) Guarantees permitted by Sections 6.01(p) and (q);
     (f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $2,000,000 in the aggregate at any one time outstanding;
     (g) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
     (h) investments in the form of Swap Agreements permitted by Section 6.07;
     (i) investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
     (j) investments received in connection with the dispositions of assets permitted by Section 6.05;
     (k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances;”
     (l) the Acquisition;

     (m) Investments incurred in order to complete the acquisition of Crisal-Cristalaria Automatica, S.A.;
     (n) loans or advances to employees of Holdings and its Subsidiaries the proceeds of which are used to purchase Capital Stock of Holdings;
     (o) other Investments in an aggregate amount not to exceed $2,500,000 during any fiscal year of Holdings net of any return on such Investments;
     (p) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;
     (q) loans to Holdings for the purpose of (i) funding any Restricted Payment permitted by Section 6.08, (ii) paying any federal, state or local income Taxes to the extent that such income Taxes are directly attributable to the income of the US Borrower and its Subsidiaries, (iii) paying franchise Taxes and other fees to maintain its legal existence, or (iv) paying corporate overhead expenses of Holdings including financing transactions that benefit the US Borrower and its Subsidiaries and to pay salaries or other compensation of employees who perform services for both Holdings and the US Borrower; and
     (r) Permitted Acquisitions.
          SECTION 6.05.    Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:
     (a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
     (b) sales, transfers and dispositions to any Borrower or any Subsidiary, provided that the aggregate amount of any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c), outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)(i)) shall not exceed $10,000,000;
     (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
     (d) sales, transfers and dispositions of investments permitted by (A) clauses (i) or (B) clause (k), in each case, of Section 6.04;
     (e) sale and leaseback transactions permitted by Section 6.06;
     (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

     (g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $2,500,000 during any fiscal year of Holdings;
     (h) sales, transfers and dispositions of the business and related assets currently conducted by Traex Company;
     (i) Restricted Payment permitted by Section 6.08 hereof;
     (j) non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business, provided, that no such license or sublicense may be granted that would reasonably be expected to constitute an abandonment of any Loan Party’s or any Subsidiary’s trade name or trade marks or other similar Intellectual Property if such abandonment would materially interfere with the business of Holdings and its Subsidiaries;
     (k) leases or subleases of property in the ordinary course of business that does not materially interfere with the conduct of the business of Holdings or its Subsidiaries; and
     (l) the sale, transfer or other disposition of approximately 40 acres of vacant land owned by Syracuse China Company in Syracuse, New York.
provided that all sales, transfers, leases and other dispositions permitted by clauses (d), (g), (h), (j), (k) and (l) shall be made for fair value and for at least 75% cash consideration.
          SECTION 6.06.    Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated either within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset or in connection with a disposition permitted hereunder.
          SECTION 6.07.    Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in the ordinary course of business in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary, (c) Swap Agreements entered into in the ordinary course of business in order to effectively cap, collar or exchange Exchange Rates with respect to the Obligations and (d) the Required Swap Agreements.
          SECTION 6.08.    Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except, individually and cumulatively, (i) each of Holdings and each Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) each Subsidiary of Holdings (including the Netherlands Borrower) may declare and pay dividends ratably with respect to their Equity Interests, (iii) each Loan Party may make Restricted Payments, not exceeding $2,000,000 in the aggregate with regard to all such Loan Parties during any fiscal year of Holdings, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of such Loan Party and its Subsidiaries, (iv) the Borrowers may make Restricted Payments to Holdings for purposes of paying any federal, state or local income Taxes to the extent that such income Taxes are directly attributable to the income of the US Borrower and its Subsidiaries, paying franchise Taxes and other fees to maintain its legal existence, and paying corporate overhead expenses of Holdings including financing transactions that benefit the US Borrower and its Subsidiaries and to pay salaries or other compensation of employees who perform services for both Holdings and the US Borrower, (v) unless a Restriction Period is in existence, the Borrowers and Holdings may make Restricted Payments from time to time in an aggregate amount not to exceed $5,000,000 during any fiscal year of Holdings; and (vi) Borrower and Holdings may make Restricted Payments from time to time in an aggregate amount not to exceed $0.10 per outstanding share of Holdings in each fiscal year.
          (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, except:
     (i) payment of regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof; and
     (ii) refinancings of Subordinated Indebtedness to the extent permitted by Section 6.01.
          SECTION 6.09.    Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Section 6.04(b), (c), (d), (e), (i), (l), (m) or (q), (d) any Indebtedness permitted under Section 6.01(b), (c) or (d), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors, (i) transactions between or among Subsidiaries that are not Loan Parties and (j) sales, transfers and dispositions permitted by Section 6.05(b).
          SECTION 6.10.    Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to any restrictions or conditions imposed by any agreement relating to Indebtedness permitted by Section 6.01(k), or, to the extent such restrictions relate only to Subsidiaries that are not Loan Parties, Section 6.01(p) or (q) hereof.
          SECTION 6.11.    Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive (a) any of its rights under any agreement relating to any Subordinated Indebtedness, or (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such amendment, modification or waiver would be materially adverse to the Lenders
          SECTION 6.12.    Optional Payments and Modifications of Certain Debt Instruments. Notwithstanding Sections 6.08(b) and 6.11, no Loan Party will (a) make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Notes or take any action to effect any of the foregoing; provided, however, that (i) the US Borrower shall be permitted to redeem or prepay the Senior Notes from the proceeds of a public offering of the US Borrower’s or Holdings’ common stock to the extent permitted under the “equity clawback” provision set forth in (a) Section 5 of the Second Lien Senior Notes Indenture or (b) Section 5 of the Third Lien Senior Notes Indenture and (ii) the US Borrower shall be permitted to redeem or prepay the Senior Notes so long as, both before and after giving effect to any such redemption or prepayment, the Aggregate Availability exceeds $50,000,000; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes, the Senior Notes Indentures, the Second Lien Registration Rights Agreement or any other material agreement relating to any thereof (other than any such amendment, modification, waiver or other change that (A) (i) would extend the maturity or reduce the amount of any payment of principal of the Senior Notes or reduce the rate or extend any date for payment of interest thereon, (ii) would add additional guarantors as contemplated therein as of the Effective Date, or (iii) would have the sole purpose of making a covenant contained in the Senior Notes Indentures less restrictive than the corresponding covenant contained herein and (B) in each such case, does not involve the payment of a consent fee).
          SECTION 6.13.    Capital Expenditures. (a) Neither Holdings nor any other Loan Party will, nor will it permit any Subsidiary to, incur or make any Capital Expenditures during any period set forth below in an amount exceeding the amount set forth opposite such period:

Maximum
Period	Capital Expenditures
2006	$82,000,000

2007	$50,000,000

2008	$60,000,000

2009	$47,000,000

2010	$57,000,000
          (b) The amount of any Capital Expenditures permitted to be made in respect of any fiscal year shall be increased by the lesser of (i) $15,000,000 and (ii) the unused amount of Capital Expenditures that were permitted to be made during the immediately preceding fiscal year pursuant to Section 6.15(a), without giving effect to any carryover amount. Capital Expenditures in any fiscal year shall be deemed to use first, the amount for such fiscal year set forth in Section 6.13(a) and, second, any amount carried forward to such fiscal year pursuant to this Section 6.13(b).
          SECTION 6.14.    Changes in Fiscal Periods. Neither Holdings nor any other Loan Party will, nor will it permit any Subsidiary to, permit its fiscal year to end on a day other than the last calendar day of each December or change its method of determining fiscal quarters.
          SECTION 6.15.    Financial Covenants.
          (a) Fixed Charge Coverage Ratio. At any time during an applicable Restriction Period, neither Holdings nor any other Loan Party will, nor will it permit any Subsidiary to, permit the Fixed Charge Coverage Ratio, determined for any period of four consecutive fiscal quarters ending on any date during any fiscal year set forth below, to be less than the ratio set forth below opposite such fiscal year:

Fiscal Year	Ratio
2006	1.00 : 1.00
thereafter	1.10 : 1.00
ARTICLE VII
EVENTS OF DEFAULT
     If any of the following events (“Events of Default”) shall occur:
     (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
     (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI of this Agreement or (ii) Section 4.1(d), (e), 4.6(b) or 4.15 of the US Security Agreement;
     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 10 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of (A) Section 5.01, 5.02 (other than Section 5.02(a)), 5.06, 5.09, 5.12, 5.15 or 5.17 of this Agreement or (B) Section 4.1(a) or 4.12 of the US Security Agreement or (ii) 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;
     (f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue beyond the applicable period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created;
     (g) any payment default or other breach of an agreement that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (but only after the giving of any requisite notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale, transfer or disposition of the property or assets securing such Indebtedness;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) any Loan Party or any Subsidiary of any Loan Party shall admit in writing its inability to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof to the extent not covered by insurance or indemnity for which the insurance company or indemnitor has not disputed coverage and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party with a value in excess of $5,000,000 to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (m) a Change in Control shall occur;
     (n) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall deny in writing that it has any further liability under the Loan Guaranty to which it is a party, or shall give written notice to such effect (provided, that any merger, sale, consolidation or liquidation permitted hereunder shall not constitute an Event of Default under this paragraph (n));
     (o) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or
     (p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time effective upon the appointment of and the acceptance of such appointment by a successor Administrative Agent by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, with the prior written consent of the Borrowers Representative, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the written consent of the Borrower Representative on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
          Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
          The Co-Documentation Agents and the Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
     (i) if to any Loan Party, to the Borrower Representative at:
Libbey Glass Inc.
300 Madison Avenue
Toledo, OH 43604
Attention: Kenneth A. Boerger
Facsimile No: 419-325-2117
     (ii) (a) in the case of the US Borrower, if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:
Chase Business Credit
8044 Montgomery Rd., Ste. 350
Mail Code OH3-4103
Cincinnati, OH 45236-2919
Attention: Jeffrey W. Swartz
Facsimile No: 513 985-5030
          (b) in the case of the Netherlands Borrower, if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:
J.P. Morgan Europe Limited

125 London Wall
London
EC2Y 5 AJ
Attention: Steve Clarke
Facsimile No: 011 44 20 7777 2360
     (iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
          SECTION 9.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, increase the Euro Sublimit without the written consent of each Lender or increase the Revolving Netherlands Sublimit without the written consent of the Supermajority Lenders (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.04), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or subject to Section 2.13(d) reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted, including pursuant to a merger, consolidation, disposition, liquidation or dissolution permitted herein or in the other Loan Documents), without the written consent of each Lender, (vii) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral or subordinate any Liens on any Collateral, without the written consent of each Lender or (viii) increase the advance rates set forth in the definitions of US Borrowing Base and Netherlands Borrowing Base without the written consent of each Lender or add new categories of eligible assets without the written consent of the Supermajority Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect Commitment increases effected in accordance with Section 2.01(c) commitment reductions effected in accordance herewith and assignments entered into pursuant to Section 9.04. Notwithstanding the foregoing, any amendment, modification or waiver (i) to Section 2.11, (ii) to the definitions of Aggregate Availability or the definitions used in the calculation thereof, (iii) that increases the commitments hereunder in accordance with Section 2.01(c) and permits holders of such increased commitment amounts to be included in the definition of Required Lenders, any other voting provisions or any payment sharing provision, in each case, shall only require the consent of Required Lenders, the Administrative Agent and the Borrowers.
          (c) The Lenders and any other holders of Secured Obligations hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations for which a definite claim has been submitted to the Administrative Agent in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, (i) release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders and (ii) release any of its Liens in connection with, or subordinate any of its Liens to, Liens permitted by Sections 6.02(d) and (e). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (a) Subject to Section 9.20 the Borrowers shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable documented fees, charges and disbursements of one counsel per jurisdiction for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of one counsel per jurisdiction for the Administrative Agent, the Issuing Bank and the Lenders, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
     (i) subject to Section 5.11, appraisals and insurance reviews;
     (ii) subject to Section 5.06, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
     (iii) Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens; and
     (iv) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
          (b) The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or any Related Party of such Indemnitee or such Related Party shall admit such gross negligence or willful misconduct in writing in a judicial proceeding of a court of competent jurisdiction.
          (c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable within 10 Business Days after written demand therefor.
          SECTION 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments (it being understood that a Lender may only assign its Revolving Commitment or any portion thereof together with such Lender’s Revolving Netherlands Sublimit or a corresponding portion thereof, and vice versa) and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
          (B) the Administrative Agent; and
          (C) the Issuing Bank.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
               (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
               (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

               (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement and any other Loan Document may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of any Loan Document by facsimile shall be effective as delivery of a manually executed counterpart of such Loan Document.
          SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in trust accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor pledging Collateral as security for the Secured Obligations of such Borrower against any of and all the Secured Obligations arising in respect of such Borrower held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.
          (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
          (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents, to the fullest extent it may legally and effectively do so, to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12.    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent necessary in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis other than through a breach of this Section from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER

REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          SECTION 9.13.    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
          SECTION 9.14.    USA PATRIOT Act. Each Lender that is subject to the requirements of the Act hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
          SECTION 9.15.    Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
          SECTION 9.16.    Appointment for Perfection. Each Lender hereby appoints the Administrative Agent and each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
          SECTION 9.17.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.18.    Judgment Currency. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.
          (a) The obligation of each Borrower in respect of any sum due from it to any Lender, the Administrative Agent or the Issuing Bank hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender, Administrative Agent or Issuing Bank of any sum adjudged to be so due in the Judgment Currency such Lender, Administrative Agent or Issuing Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender, Administrative Agent or Issuing Bank in the Agreement Currency, such Borrower agrees notwithstanding any such judgment to indemnify such Lender, Administrative Agent or Issuing Bank against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, Administrative Agent or Issuing Bank, such Lender, Administrative Agent or Issuing Bank agrees to remit to such Borrower such excess.
          SECTION 9.19.    Netherlands Loans. (a) Each Lender of a Netherlands Loan makes the following declarations and representations to the Netherlands Borrower:
     (i) It is a Professional Market Party;
     (ii) It acknowledges that as a consequence it has no benefit from the (creditor) protection under the Netherlands Banking Act for non-Professional Market Parties; and
     (iii) It has made its own credit approval of the Netherlands Borrower.
          (b) Each declaration and representation set out in paragraph (a) above is made by each aforementioned Lender on the date of this Agreement and by any future Lender to a Netherlands Loan on the date of becoming a Lender of a Netherlands Loan.
          (c) If on the date on which a borrower incorporated in the Netherlands accedes to this Agreement, it is a requirement under Netherlands law that each Lender needs to be qualified as a Professional Market Party, each declaration and representation set out in paragraph (a) above is made to such borrower incorporated in the Netherlands on such date by each of the then current Lenders to a Netherlands Loan.
          (d) Each of the parties hereto agrees to and acknowledges the provisions set forth in clause 4 (Parallel Debt) of the Netherlands Security Agreements.
          SECTION 9.20.    Several Liability of Netherlands Loan Parties. Notwithstanding anything herein or in the other Loan Documents to the contrary, the parties hereto acknowledge and agree that the Netherlands Loan Parties shall not be liable for any Obligations other than those arising out of or relating to Loans made to the Netherlands Borrower.
          SECTION 9.21.    Euro Loans. If by reason of internal policies, legal requirements and limitations or lack of ready access to certain currencies, certain Lenders may not be able to make and maintain Commitments to or make Loans to certain of the Borrowers or make Loans in Euros to certain of the Borrowers, Chase may agree to assume such Commitments or make such Loans in place of such Lenders. If Chase agrees to make such Commitments, it shall agree with each such Lender that it will make or maintain one or more Commitments in the place of such Lender and shall record its agreement with respect thereto in the Register and such Lender shall thereby be released from such Commitment or shall not be required to make or maintain such Loans and such Commitment shall thereafter be included within Chase’s Commitment for all purposes hereunder.
ARTICLE X
LOAN GUARANTY
          SECTION 10.01.    Guaranty.
          (a) Each US Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the US Secured Obligations and all reasonable, documented out-of-pocket costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the US Secured Obligations from, or in prosecuting any action against, the US Borrower, any US Loan Guarantor or any other guarantor of all or any part of the US Secured Obligations (such costs and expenses, together with the US Secured Obligations, collectively the “US Guaranteed Obligations”). Each US Loan Guarantor further agrees that the US Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the US Guaranteed Obligations.
          (b) Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Netherlands Secured Obligations and all reasonable, documented out-of-pocket costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Netherlands Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Netherlands Secured Obligations (such costs and expenses, together with the Netherlands Secured Obligations, collectively the “Netherlands Guaranteed Obligations” and together with the US Guaranteed Obligations, the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Netherlands Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Netherlands Guaranteed Obligations.
          SECTION 10.02.    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

          SECTION 10.03.    No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
          (b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
          (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
          SECTION 10.04.    Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the payment in full in cash of the Guaranteed Obligations other than any Unliquidated Obligations for which no definite claim has been submitted. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
          SECTION 10.05.    Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.
          SECTION 10.06.    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty (if any) with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors to the extent such Loan Guarantor has guaranteed such Guaranteed Obligation forthwith on demand by the Lender.
          SECTION 10.07.    Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
          SECTION 10.08.    Termination. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations which such Loan Guarantor has guaranteed, created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations which such Loan Guarantor has guaranteed.
          SECTION 10.09.    Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had such payment been made by the applicable Borrower in accordance with the terms of this Agreement, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          SECTION 10.10.    Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations guaranteed by such Loan Guarantor may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
          SECTION 10.11.    Contribution. (a) In the event any US Loan Guarantor (a “US Paying Guarantor”) shall make any payment or payments under this Loan Guaranty in respect of the US Guaranteed Obligations or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty in respect of the US Guaranteed Obligations, each other US Loan Guarantor (each a “US Non-Paying Guarantor”) shall contribute to such US Paying Guarantor an amount equal to such US Non-Paying Guarantor’s “US Applicable Percentage” of such payment or payments made, or losses suffered, by such US Paying Guarantor. For purposes of this Article X, each US Non-Paying Guarantor’s “US Applicable Percentage” with respect to any such payment or loss by a US Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such US Non-Paying Guarantor’s Maximum Liability as of such date in respect of the US Guaranteed Obligations (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such US Non-Paying Guarantor’s Maximum Liability in respect of the US Guaranteed Obligations has not been determined, the aggregate amount of all monies received by such US Non-Paying Guarantor from the US Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all US Loan Guarantors hereunder in respect of the US Guaranteed Obligations (including such US Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any US Loan Guarantor in respect of the US Guaranteed Obligations, the aggregate amount of all monies received by such US Loan Guarantors from the US Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any US Loan Guarantor’s several liability for the entire amount of the US Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability in respect of the US Guaranteed Obligations).
          (b) In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty in respect of the Netherlands Guaranteed Obligations or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty in respect of the Netherlands Guaranteed Obligations, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date in respect of the Netherlands Guaranteed Obligations (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability in respect of the Netherlands

Guaranteed Obligations has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder in respect of the Netherlands Guaranteed Obligations (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability in respect of the Netherlands Guaranteed Obligations has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Netherlands Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability in respect of the Netherlands Guaranteed Obligations).
          (c) Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a US Paying Guarantor or Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
          SECTION 10.12.    Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
          SECTION 10.13.    Effect of Netherlands Civil Code. Notwithstanding the foregoing provisions of this Section 10, no Loan Party residing or incorporated in The Netherlands shall, or shall be deemed to, guarantee any Obligations or otherwise bind itself (whether by indemnification or otherwise) to the extent that if included, such act would constitute unlawful financial assistance within the meaning of Article 98c or 207c of Book 2 of the Netherlands Civil Code.
ARTICLE XI
THE BORROWER REPRESENTATIVE
          SECTION 11.01.    Appointment; Nature of Relationship. Libbey Glass Inc. is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.
          SECTION 11.02.    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

          SECTION 11.03.    Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
          SECTION 11.04.    Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
          SECTION 11.05.    Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
          SECTION 11.06.    Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Aggregate Borrowing Base Certificate and the Borrowing Base Certificate of each Borrower and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
          SECTION 11.07.    Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Aggregate Borrowing Base Certificate and the Borrowing Base Certificate of each Borrower and Compliance Certificates required pursuant to the provisions of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS: LIBBEY GLASS INC.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

LIBBEY EUROPE B.V.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Proxyholder

OTHER LOAN PARTIES: LIBBEY INC.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

LGA3 CORP.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

THE DRUMMOND GLASS COMPANY
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

Signature Page to the Credit Agreement

LGA4 CORP.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

SYRACUSE CHINA COMPANY
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

LGFS INC.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

WORLD TABLEWARE INC.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

TRAEX COMPANY
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

LGC CORP.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

Signature Page to the Credit Agreement

LGAC LLC
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

LIBBEY.COM LLC
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

CRISA INDUSTRIAL, L.L.C.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

LIBBEY INTERNATIONAL C.V.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel, and Secretary

B.V. LEERDAM CRYSTAL
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Proxyholder

B.V. KONINKLIJKE NEDERLANDSE GLASFABRIEK LEERDAM
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Proxyholder

Signature Page to the Credit Agreement

LIBBEY EUROPE FINANCE CO. B.V.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Proxyholder

LIBBEY MEXICO HOLDINGS B.V.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Proxyholder

Signature Page to the Credit Agreement

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender with respect to the US Loans
By:	/s/ John Psellas
	Name:	John Psellas
	Title:	Vice President

J.P. MORGAN EUROPE LIMITED., individually, as Administrative Agent, Issuing Bank and Swingline Lender with respect to the Netherlands Loans
By:	/s/ Tim Jacob
	Name:	Tim Jacob
	Title:	Senior Vice President

Signature Page to the Credit Agreement

(Name of Lender)
By:
Name:
Title:

By:
Name:
Title:

Signature Page to the Credit Agreement